UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Corporate Headquarters

March 30, 2015

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, May 14, 2015, at the Hyatt Regency Jacksonville Riverfront Hotel, 225 East Coastline Drive, Jacksonville, Florida, at 4:00 p.m. local time. In the following Notice of 2015 Annual Meeting and Proxy Statement, we describe the matters you will be asked to vote on at the meeting.

Once again, we are pleased to utilize the Securities and Exchange Commission rules allowing us to furnish our proxy materials to you over the Internet. We believe this allows us to provide the information you need in a more timely, efficient and cost-effective manner.

As always, your vote is very important. I urge you to vote on the Internet, by telephone or by mail in order to be certain that your shares are represented at the meeting, even if you plan to attend.

David L. Nunes
President and Chief Executive Officer

Rayonier Inc.        225 Water Street        Jacksonville, FL 32202

Telephone (904) 357-9100        Fax (904) 357-9101

Corporate Headquarters

March 30, 2015

NOTICE OF 2015 ANNUAL MEETING

Notice is hereby given that the 2015 Annual Meeting of Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Hyatt Regency Jacksonville Riverfront Hotel, 225 East Coastline Drive, Jacksonville, Florida on Thursday, May 14, 2015 at 4:00 p.m. local time, for purposes of:

1)	electing as directors the nine persons named herein to terms expiring in 2016;

2)	approving, in a non-binding vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

3)	ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and

4)	acting upon such other matters as may properly come before the meeting.

All Rayonier shareholders of record at the close of business on March 16, 2015 are entitled to vote at the meeting.

We urge you to vote your shares over the Internet, by telephone or through the mail at your earliest convenience.

MARK R. BRIDWELL
Vice President, General Counsel and Corporate Secretary

Rayonier Inc.        225 Water Street        Jacksonville, FL 32202

Telephone (904) 357-9100        Fax (904) 357-9101

PROXY STATEMENT

2015 Annual Meeting of Shareholders of Rayonier Inc.

Thursday, May 14, 2015

The 2015 Annual Meeting of Shareholders of Rayonier Inc. (the “Annual Meeting”) will be held on May 14, 2015, for the purposes set forth in the accompanying Notice of 2015 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of proxies to be used at the meeting and at any adjournment of the meeting. We may refer to Rayonier in this Proxy Statement as “we”, “us”, “our”, the “Company” or “Rayonier”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This year we are once again utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2014 Annual Report to Shareholders (the “Annual Report”), which includes our 2014 Annual Report on Form 10-K, including financial statements, as well as how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials included in the Internet Notice.

The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain shareholders on or about March 30, 2015.

The Notice of 2015 Annual Meeting, this Proxy Statement and our Annual Report are available at www.ProxyVote.com.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:

You are being asked by the Company to vote on three matters: (1) the election of nine directors: Richard D. Kincaid, John A. Blumberg, Dod A. Fraser, Scott R. Jones, Bernard Lanigan, Jr., Blanche L. Lincoln, V. Larkin Martin, David L. Nunes and Andrew G. Wiltshire (information about each nominee is included beginning on page 7); (2) the approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement (referred to herein as “Say on Pay”, on page 51); and (3) the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (beginning on page 52). The Board of Directors recommends that you vote “FOR” each of the director nominees listed above and “FOR” each of the other proposals.

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 126,800,998 shares of Rayonier common stock (“Common Shares”) outstanding at the close of business on March 16, 2015 is entitled to one vote for each share owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.

•

You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard-copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.

•

If you receive hard-copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

•

You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE SHARES THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:

If you hold shares of the Company through the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees or the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees, you can vote them by following the instructions above. Note that if you do not vote your shares held in such plan or do not specify your voting instructions on your proxy card, the trustee of the plan will vote your plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for the plan shares must be received by May 11, 2015.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:

To attend the Annual Meeting, you will need to bring (1) proof of ownership of Rayonier stock as of the record date, which is the close of business on March 16, 2015 and (2) a valid government-issued photo identification. If you are a shareholder of record, proof of ownership can include your proxy card or the “Internet Notice.” If your shares are held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the Annual Meeting) or a bank or brokerage account statement (in which case you will be admitted to the Annual Meeting but will not be able to vote your shares at the Annual Meeting), reflecting your ownership of Rayonier common stock as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to shareholders as of the record date and one immediate family member; one individual properly designated as a shareholder’s authorized proxy holder; or one qualified representative authorized to present a shareholder proposal properly before the meeting.

Q:	IS MY VOTE CONFIDENTIAL?

A:

Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:

It means that you have multiple accounts in which you own Common Shares. Please vote all shares in each account for which you receive an Internet Notice or proxy card to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to Computershare at 1-800-659-0158. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•

voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan shares, the cut off date noted above (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;

•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 225 Water Street, Suite 1400, Jacksonville, Florida 32202; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:

In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 16, 2015 must be present, either in person or represented by proxy. All shares voted pursuant to properly submitted proxies and ballots, as well as abstentions and shares voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:

The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.

Please note that under New York Stock Exchange (“NYSE”) rules, banks and brokers are not permitted to vote the uninstructed shares of their customers on a discretionary basis on “non-routine” matters (referred to as “broker non-votes”), such as in the election of directors. As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY ON PAY” PROPOSAL?

A:

The vote on the Say on Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the proposal will be approved on a non-binding, advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions therefore will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed shares for any company proposals relating to executive compensation because such proposals are considered “non-routine.” As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:

The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions will not affect the outcome. Because the ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter, we do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:

We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of our shareholders. Under the Company’s bylaws, all shareholder proposals must have been received by December 1, 2014 to be considered for inclusion in this Proxy Statement, and all other shareholder proposals and director nominations must have been received between January 15, 2015 and February 14, 2015 to be otherwise properly brought before the Annual Meeting. As of February 15, 2015, we had not received any shareholder proposals or director nominations from shareholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and on a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:

The Company pays the costs of soliciting proxies and has retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay The Proxy Advisory Group, LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $23,500 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:

For a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 1, 2015, unless the Company notifies shareholders otherwise. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary

Rayonier Inc.

225 Water Street, Suite 1400

Jacksonville, FL 32202

For a shareholder proposal (including a director nomination) to be properly brought before the shareholders at the 2016 Annual Meeting outside of the Company’s proxy statement, the shareholder must provide the information required by the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require that the notice be received by the Company’s Secretary: (i) no earlier than the close of business on January 15, 2016; and (ii) no later than the close of business on February 14, 2016, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.

If the date of the 2016 Annual Meeting is moved more than 30 days before or more than 60 days after May 14, 2016, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) 10 days after public announcement of the meeting date, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.

We strongly encourage any shareholder interested in submitting a proposal for the 2016 Annual Meeting to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing overall corporate strategy and for overseeing management and the ultimate performance of the Company. The Board held 16 meetings during fiscal year 2014. During fiscal year 2014, all directors attended at least 75% of the combined total of all Board meetings and all meetings of committees of the Board of which the director was a member.

Directors elected prior to the 2013 Annual Meeting were elected to three year terms of office, with three classes of directors having their terms end in successive years. At the 2012 Annual Meeting, shareholders approved amendments to the Company’s Articles of Incorporation to declassify the Board over a three-year period so that, beginning with the 2013 Annual Meeting, all director nominees will stand for election to one-year terms.

As a result, the terms of office of all eight of our current directors will expire at the 2015 Annual Meeting, after which the Board of Directors will be completely de-classified, and all directors will stand for election annually. Seven of our current directors, as well as two additional individuals, have been nominated to stand for election to a one-year term. One of our current directors, David W. Oskin, will be retiring from the Board of Directors as of the Annual Meeting as required by the Company’s policy on mandatory retirement.

Accordingly, shareholders are being asked to vote on the election of nine directors to serve until the 2016 Annual Meeting of Shareholders and their successors are duly elected and qualified. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his or her election, our Corporate Governance Principles would require the director to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “Nominating Committee”) would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Company would publicly disclose the Board’s decision and rationale within 90 days after receipt of the tendered resignation. In the event either of the nominees who are not currently on the Board of Directors should fail to receive the required affirmative vote of a majority of the votes cast with regard to his election, then the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

Director Qualifications

We believe the members of our Board of Directors have the proper mix of relevant experience and expertise given the Company’s businesses and REIT structure, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 72. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our shareholders. These criteria for Board membership are periodically evaluated by the Nominating Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

A biography and a statement regarding each director’s or nominee’s individual qualifications for Board service is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NINE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.

Information as to Nominees for Election to the Board of Directors for a One-Year Term Expiring at the 2016 Annual Meeting

RICHARD D. KINCAID, Age 53	Director Since 2004

Mr. Kincaid is the President and Founder of the BeCause Foundation (a non-profit corporation that heightens awareness of complex social problems and promotes change through the power of film). He is also an investor and adviser to twelve early stage companies that are in the social media, healthcare, beverage and media industries. Mr. Kincaid was the President, Chief Executive Officer and a trustee of Equity Office Properties Trust (an owner and manager of office buildings and, at the time, the largest U.S. real estate investment trust) until 2007. He was named President of Equity Office in 2002 and Chief Executive Officer in 2003. Mr. Kincaid joined Equity Office Properties Trust as a Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C. (a predecessor of Equity Office Properties Trust), and was Senior Vice President of Equity Group Investments, Inc. (a private investment company). Mr. Kincaid serves as Chairman of the Board of Dividend Capital Diversified Property Fund and on the Boards of Directors of Vail Resorts, Inc. and Strategic Hotels & Resorts, Inc. He is a graduate of Wichita State University and holds an MBA from the University of Texas.

Mr. Kincaid has significant financial expertise together with broad experience in the real estate industry and a deep understanding of the structural and strategic implications of REIT status. We believe his experience and expertise are particularly well suited to assist the Board in understanding the opportunities and challenges presented by our REIT structure, as well as overseeing the Board’s management of our real estate business and general financing decisions.

JOHN A. BLUMBERG, Age 55	Director Since 2014

Mr. Blumberg has served as Co-Founder and Principal of Black Creek Group LLC, a real estate investment firm, since 1993. He has also served since 2002 as Co-Founder and Chairman of Mexico Retail Properties. He holds a bachelor’s degree from the University of North Carolina at Chapel Hill.

With more than 30 years of real estate acquisition, development and redevelopment experience, Mr. Blumberg is particularly well suited to assist the Board in overseeing the Company’s real estate business and development opportunities.

DOD A. FRASER, Age 64	Director Since 2014

Mr. Fraser has been President of consulting firm Sackett Partners Incorporated since 2000. From 1995 to 2000, Mr. Fraser served as Managing Director and Group Executive, Global Oil and Gas, for Chase Manhattan Bank (now JPMorgan Chase & Co.). From 1978 to 1995, he held various positions of increasing responsibility with Lazard Freres & Co., most recently as General Partner. Mr. Fraser is a director of OCI Partners LP and Subsea 7 S.A. He holds a bachelor’s degree from Princeton University.

With substantial experience in debt and equity markets, bank markets, mergers and acquisitions, and risk oversight, Mr. Fraser contributes strongly to the Board’s oversight of the Company’s overall financial performance, reporting and controls.

SCOTT R. JONES, Age 56	Director Since 2014

Mr. Jones has been Co-President of forest investment firm Forest Capital Partners since 2000. Prior to joining Forest Capital Partners, he was President and Chief Executive Officer at Timberland Growth Corporation, a timberland REIT joint venture, from 1998 to 2000, and Director, Business Development and

Acquisitions, at The John Hancock Mutual Life Insurance Company from 1988 to 1998. He holds an undergraduate degree from Elizabethtown College, a Masters of Forestry from Duke University, and a Masters of Management from the Kellogg School at Northwestern University.

With significant expertise in forest management, technology and innovations, as well as forest and real estate investments, Mr. Jones is particularly well suited to assist the Board in its timber and real estate investment decisions and overseeing the management of the Company’s forest resources and real estate businesses.

BERNARD LANIGAN, JR., Age 67	Nominee

Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc. (a registered investment advisor and wealth management company) since 1991. He also founded and has served as Chairman of Lanigan & Associates, P.C. (a certified public accounting and consulting firm) since 1974. Mr. Lanigan previously served on the board of directors of Texas Industries, Inc. (NYSE) and currently serves on the boards of directors of Ruby Tuesday, Inc. (NYSE) and various private companies, including Lykes Brothers. He also serves on the boards of directors of various endowments and private foundations. Mr. Lanigan is a graduate of Furman University. He is a Certified Public Accountant.

Mr. Lanigan has leadership experience with large, complex and diverse organizations, a strong background in financial, accounting and tax matters and experience in strategic planning and risk assessment. He also has extensive experience advising investors, as well as investing on his own, in timberland, forest products and real estate in general.

BLANCHE L. LINCOLN, Age 54	Director Since 2014

Ms. Lincoln has served since 2013 as the Founder and Principal of Lincoln Policy Group, a consulting firm helping companies navigate the legislative and regulatory processes of the federal government. From 2011 to 2013 she was a special policy advisor at the law firm Alston & Bird LLP. Ms. Lincoln is a former U.S. Senator for the State of Arkansas (1999 to 2011) and a former U.S. Representative for the State of Arkansas (1993 to 1997). She served as Chair of the U.S. Senate Committee on Agriculture, Nutrition and Forestry, and was a member of the U.S. Senate Committee on Finance, Committee on Energy and Natural Resources and the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries). Ms. Lincoln is a director of Entergy Corporation. She holds a bachelor’s degree from Randolph-Macon Woman’s College.

Ms. Lincoln’s political experience, including in the areas of agriculture and forestry, is invaluable to the Board in helping the Company address a range of public policy and legislative trends.

V. LARKIN MARTIN, Age 51	Director Since 2007

Ms. Martin is the Managing Partner of Martin Farm and Vice President of The Albemarle Corporation (family businesses with interests in agriculture and timberland), positions she has held since 1990. She also served as Chairman of the Board of Directors of the Federal Reserve Bank of Atlanta from 2007 until 2008. Ms. Martin is Vice Chairman of the Alabama Ethics Commission, a Director on the Public Affairs Research Counsel of Alabama, Trustee of The Farm Foundation and a past Chairman of the Board of Directors of The Cotton Board. Prior to returning to run her family’s farm, Ms. Martin was an Associate with Arthur Andersen in Washington, D.C., specializing in commercial real estate appraisal, and was a 2012 Eisenhower Fellow. She holds a bachelor’s degree from Vanderbilt University.

Ms. Martin has direct operating experience in the land-based businesses of agriculture and timberland management, particularly in the southeastern United States, together with an understanding of national and regional financial markets. We believe this skill set allows Ms. Martin to add substantial value to Board discussions regarding our forest resources business and overall economic forces and trends impacting the Company.

DAVID L. NUNES, Age 53	Director Since 2014

Mr. Nunes joined Rayonier Inc. in June 2014 as Chief Operating Officer and assumed the position of President and CEO later that month at the time of Rayonier’s separation into two public companies. Prior to joining Rayonier, Mr. Nunes served as President, Chief Executive Officer and a Director of Pope Resources, a Delaware Limited Partnership, from 2002 to 2014. He previously held various roles with Pope Resources, including President and Chief Operating Officer from 2000 to 2002, Senior Vice President, Acquisitions & Portfolio Development from 1998 to 2000 and Vice President Portfolio Development from 1997 to 1998. Prior to joining Pope Resources, Mr. Nunes held numerous positions with the Weyerhaeuser Company from 1988 to 1997, most recently as Strategic Planning Director, and was involved in export log sales and marketing, timberland acquisitions, strategic planning, mergers and acquisitions, and capital planning. He began his career in the forest products industry in 1979 with the Seattle-Snohomish Mill Company where he worked in both sawmill operations and lumber sales capacities. Mr. Nunes has a B.A. in Economics from Pomona College and an MBA from the Tepper School of Business at Carnegie Mellon University.

Mr. Nunes has more than three decades of forest products industry experience. He has served in key leadership positions at several timber and real estate companies, including as Chief Executive Officer and president, and has substantial background in the areas of timberland management and investments, marketing, strategic planning, mergers and acquisitions and capital planning. We believe this experience, together with his leadership of Rayonier following its separation into two public companies in June, 2014 makes Mr. Nunes uniquely well suited to contribute to Board considerations of operational and strategic decisions and to manage our core businesses.

ANDREW G. WILTSHIRE, Age 57	Nominee

Mr. Wiltshire is Managing Director and Head of Alternative Assets at the Harvard Management Company (the investment management company that is responsible for managing Harvard University’s endowment and related financial assets). Mr. Wiltshire joined Harvard Management Company in 2001, and previously served in the positions of Managing Director of Natural Resources and Director of Timberland Investments. From 1998 to 2001, he was a senior manager at GMO Renewable Resources LLC (a global investment management company). Prior to such time, Mr. Wiltshire was employed by Rayonier New Zealand Limited, a wholly-owned subsidiary of the Company. Mr. Wiltshire began his career with the New Zealand Forest Service in a variety of planning and management roles in natural and plantation forests. He received a bachelor’s degree in Forestry Science from Canterbury University in Christchurch, New Zealand, and an MBA from the Advanced Business Program at the University of Otago in Dunedin, New Zealand.

Mr. Wiltshire has extensive direct investment experience and expertise in the areas of managing and investing in timberlands and natural resources across the globe. Mr. Wiltshire will bring a valuable perspective to the Board’s evaluation of investment opportunities and oversight of the Company’s forest resources and real estate businesses.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors operates under a set of Corporate Governance Principles, which includes guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website at www.rayonier.com. The Board, through the Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.

Director Independence

The Company’s Common Shares are listed on the NYSE. In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.

Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2014, other than Mr. Nunes and Paul G. Boynton, our former Chief Executive Officer, are independent. The Board has also determined that the two nominees for election who are not currently on the Board, Messrs. Lanigan and Wiltshire, are independent under our Director Independence Standards.

The Nominating Committee, on behalf of the Board of Directors, annually reviews any transactions undertaken or relationships existing between the Company and other companies in connection with which any of our directors or Board nominees are affiliated. The Board determined that none of the transactions or relationships identified for 2014 were material to the Company, the other companies or the subject directors and Board nominees.

Committees of the Board of Directors

As indicated below, our Board of Directors has three standing committees, each of which operates under a written charter available on the Investor Relations section of the Company’s website at www.rayonier.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2014
AUDIT: Dod A. Fraser, Chair Richard D. Kincaid Scott R. Jones Blanche L. Lincoln V. Larkin Martin

This committee is responsible for advising the Board concerning the financial structure of the Company and oversight of our accounting and financial reporting policies, processes and systems of internal control, including:

•     financings;

•     risk management policies;

•     investment policies;

•     performance of our pension and savings plans;

•     monitoring the independence and performance of our independent registered public accounting firm, with responsibility for such firm’s selection, evaluation, compensation and discharge;

•     approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm;

•     overseeing the internal audit function, our enterprise risk management and legal compliance and ethics programs, including our Standard of Ethics and Code of Corporate Conduct; and

•     facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm.

10

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2014

COMPENSATION AND MANAGEMENT DEVELOPMENT: David W. Oskin, Chair Richard D. Kincaid John A. Blumberg Dod A. Fraser	This committee is responsible for overseeing the compensation and benefits of employees, including: • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing the Compensation Discussion and Analysis included in the annual proxy statement; • approving individual compensation actions for all senior executives other than our Chief Executive Officer; and • recommending compensation actions regarding our Chief Executive Officer for approval by our non-management directors.	7

NOMINATING AND CORPORATE GOVERNANCE: V. Larkin Martin, Chair John A. Blumberg Scott R. Jones Blanche L. Lincoln David W. Oskin

This committee is responsible for advising the Board with regard to board structure, composition and governance, including:

•     establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;

•     recommending the composition of Board committees;

•     overseeing processes to evaluate Board and committee effectiveness;

•     recommending director compensation and benefits programs to the Board;

•     overseeing our corporate governance structure and practices, including our Corporate Governance Principles; and

•     reviewing and approving changes to the charters of the other Board committees.

		4

Board Leadership Structure and Oversight of Risk

Until June 27, 2014, when we spun off our performance fibers business to shareholders in the form of a new company called Rayonier Advanced Materials Inc. (“Rayonier Advanced Materials”), we had a combined Chairman of the Board/Chief Executive Officer leadership structure. Upon the completion of the spin-off, our Corporate Governance Principles were amended to provide that our Chairman of the Board of Directors must be an independent director. Currently, the independent Chairman position is held by Richard D. Kincaid, and our Chief Executive Officer is David L. Nunes. The independent Chairman:

•	Serves as the leader of the Board, overseeing and coordinating the work of the Board and its committees;

•	Serves as a liaison between the CEO, other members of senior management, the independent directors and the committee chairs;

•	Is available to serve as an advisor to the CEO;

•	Presides at all meetings of the Board, including executive sessions of the independent directors;

•	Sets meeting agendas for the Board;

•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Presides at all meetings of the shareholders;

•	Recommends to the Board agendas for shareholders meetings and provides leadership to the Board on positions the Board should take on issues to come before shareholders meetings;

•

Participates in discussions with the Nominating Committee on matters related to Board and committee composition and with the Nominating Committee and the Compensation and Management Development Committee (“Compensation Committee”) on matters related to the hiring, evaluation, compensation and firing of, and succession planning for, the CEO; and

•	If requested by major shareholders, the Board or the CEO, ensures that he or she is available for consultation and direct communication with major shareholders or external groups.

Our Board of Directors has determined that its current structure, with separate Chairman and CEO roles, is in the best interests of the Company and its shareholders at this time.

A number of factors support the leadership structure chosen by the Board, including, among others:

•

The Board believes this governance structure promotes balance between the Board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis;

•	The current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and to leverage the experience and perspectives of the Chairman;

•

The Chairman sets the agenda for, and presides over, board meetings and independent sessions and coordinates the work of the committees of our Board providing independent oversight and streamlining the CEO’s duties; and

•

The Chairman serves as a liaison between the Board and senior management, but having an independent Chairman also enables non-management directors to raise issues and concerns for Board consideration without immediately involving management.

The Board oversees risk management at Rayonier by annually appointing the members of an Enterprise Risk Management (“ERM”) Committee, which consist of senior executives. The ERM Committee is responsible for identifying and assessing the material risks facing the Company and providing periodic reports regarding such risks to the Audit Committee for review and evaluation of mitigation strategies. The ERM Committee also completes an annual risk assessment with regard to the Company’s overall compensation policies and practices, which is reviewed by the Compensation Committee. We believe that these governance practices, including the interaction of the various committees with our Chief Executive Officer, facilitate effective Board oversight of our significant risks but have not affected our Board’s leadership structure.

Non-Management Director Meetings and Lead Director

Our non-management directors met separately in seven (7) regularly scheduled meetings during 2014, three (3) of which were chaired by our Lead Director prior to the spin-off of Rayonier Advanced Materials in June 2014, and four (4) of which were chaired by our independent Chairman following the spin-off. Former director C. David Brown, II served as the Lead Director through the date of the spin-off.

Board Self-Evaluation Process

Pursuant to our Corporate Governance Principles, the Nominating Committee is responsible for establishing and overseeing a process for annual self-evaluation of the effective operation and performance of our Board of Directors and of each Board committee. We use a discussion-based process in which each director discusses privately with our Corporate Secretary opportunities to improve Board and committee performance, as well as any other topics or concerns the director may have. Each director may also provide feedback directly to the Chair of the Nominating Committee as part of this process. The results of the discussions are then reported to the Board and each committee utilizing a roundtable discussion format, and any necessary follow-up actions are developed.

Director Attendance at Annual Meeting of Shareholders

Directors are encouraged, but not required, to attend each Annual Meeting of Shareholders. At the 2014 Annual Meeting, all directors were in attendance.

Communications with the Board

Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Chairman or the independent non-management directors as a group may do so by writing to any such party at Rayonier, c/o Corporate Secretary, 225 Water Street, Suite 1400, Jacksonville, Florida 32202. All concerns received will be appropriately forwarded and, if deemed appropriate by the Corporate Secretary, may be accompanied by a report summarizing such concerns.

Director Nomination Process

Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified from any other source.

Diversity

Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director candidates or the selection of nominees. However, the Nominating Committee does utilize a skills-matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity of experience and expertise among our directors. The Nominating Committee assesses such diversity through its annual assessment of Board structure and composition and review of the annual Board and committee performance evaluations.

Related Person Transactions

Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest.

For 2014, no Related Person Transactions were submitted to the Nominating Committee for approval or ratification, and no transaction with any Related Person was identified as requiring proxy statement disclosure.

Standard of Ethics and Code of Corporate Conduct

The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonier.com.

Compensation Committee Interlocks and Insider Participation; Processes and Procedures

Former directors C. David Brown, II, John E. Bush, Thomas I. Morgan and Ronald Townsend and current directors John A. Blumberg, Dod A. Fraser, Richard D. Kincaid and David W. Oskin served as a member of our Compensation Committee during the fiscal year ended December 31, 2014. No member of the Compensation Committee served as one of our officers or employees at any time during 2014 or had any related person transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serve, or served during 2014, as a member of the board of directors or compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) provides information about our 2014 compensation programs for our named executive officers (“NEOs”). Although the CD&A generally focuses on programs for the prior year, we believe it is important for shareholders to understand the significant changes that were made to our compensation programs and corporate governance practices for 2015. These changes are discussed in detail under the “2015 Compensation Program Assessment and Changes” section below and will be contrasted to our 2014 programs throughout the CD&A. Additionally, changes were made to our Board of Directors compensation program, which is discussed in detail under the “ Director Compensation” section on page 44.

CD&A TABLE OF CONTENTS
EXECUTIVE SUMMARY	Page 14
¡ 2015 Compensation Program Assessment and Changes	Page 15
¡ Named Executive Officers	Page 17
¡ Our Compensation Philosophy	Page 17
DECISION MAKING PROCESS	Page 19
¡ Role of Committee, Management and Advisors	Page 19
¡ Peer Group and Benchmarking	Page 19
¡ Say on Pay	Page 22
COMPONENTS OF EXECUTIVE COMPENSATION	Page 22
¡ Base Salary	Page 22
¡ 2014 Annual Corporate Bonus Program	Page 22
¡ 2014 Long-Term Incentives	Page 24
¡ Executive Benefits and Perquisites	Page 26
¡ Retirement Benefits	Page 27
¡ Post-Termination and Change in Control Benefits	Page 27
2014 SPIN-OFF RELATED COMPENSATION CHANGES	Page 28
COMPENSATION POLICIES AND GOVERNANCE PRACTICES	Page 30
¡ Stock Ownership Guidelines	Page 30
¡ Prohibition on Hedging and Pledging Share Ownership	Page 30
¡ Tax Considerations	Page 30
¡ Clawback Policy	Page 31
REPORT OF THE COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE	Page 31

EXECUTIVE SUMMARY

Our executive compensation philosophy, and the primary programs supporting that philosophy, is focused on aligning management compensation with the achievement of defined business objectives as well as the price performance of our shares relative to our peers. Our compensation programs directly link pay with short- and long-term company performance and are an important part of our ability to attract and retain a talented management team.

2015 Compensation Program Assessment and Changes

Following the spin-off of Rayonier Advanced Materials, the Compensation and Management Development Committee of the Board of Directors (referred to in this discussion as the “Committee”) engaged an independent compensation advisor, Farient Advisors, LLC, to conduct a comprehensive review and assessment of our compensation programs and practices. Following that assessment, significant changes were made to our compensation program and governance practices for 2015, as discussed below:

Changes to 2015 Compensation Program and Governance Practices Compensation
Action	Description
• Target median market pay for total direct compensation

•  When benchmarking pay levels, we seek to provide median compensation levels for all components of pay (base, bonus and long-term incentive awards)

•  For 2014, we targeted median base and bonus pay levels and above median long-term incentive award pay levels

• Benchmark pay against two general industry surveys with revenues of less than $1 billion, plus for CEO and CFO, benchmark against new 2015 peer group using proxy data

•  TowersWatson CDB Executive Compensation Survey Report (all NEOs)

•  US Mercer Benchmark Database Executive Compensation Survey (all NEOs)

•  Proxy review of compensation levels for Catchmark Timber Trust, Deltic Timber, Plum Creek, Pope Resources, Potlatch Corporation and Weyerhaeuser (CEO and CFO only)

•  For 2014, in addition to the proxy review of our peer companies, compensation levels were benchmarked against Equilar’s database using the 20 companies immediately above and the 20 companies immediately below Rayonier in the Standard & Poor’s 400 based on market capitalization rather than a revenue based peer group

• Lowered leverage in annual bonus program and modified the financial performance metrics

•  Maximum allowable award level reduced from 200% of target to 150% to incentivize performance against key annual financial metrics while placing greater emphasis on long-term incentive awards

•  Up to 120% of target is based on performance against budgeted Recurring Cash Flow defined as Cash Available for Distribution plus interest expense (to exclude capital structure decisions) less stock based incentive compensation expense

•  In addition, Committee will have the discretion to add or subtract 30% to the overall payout through its assessment of quality of earnings based on a detailed variance analysis of actual Recurring Cash Flow versus budgeted Recurring Cash Flow as well as performance against identified strategic objectives

•  In 2014, 80% of the target was based on performance against Net Income and Cash Available for Distribution (weighted equally); 20% was based on performance against defined strategic objectives; the maximum payout was 200%

Changes to 2015 Compensation Program and Governance Practices Compensation
Action	Description
• Long-term incentive awards now include performance shares and restricted stock

•  Named Executive Officers will receive 70% of their long-term incentive award in Performance Shares and 30% in time-based restricted stock

•  The restricted stock awards have a longer five-year vesting period, with vesting in thirds on the third, fourth and fifth anniversary of the awards

•  Payouts, if any, under the Performance Share plan continue to be based on the level of economic return we produce for our shareholders (referred to as “Total Shareholder Return”) relative to the performance share peer group companies

•  2015 peer group includes six timber industry peers (weighted 80%) and 21 real estate industry peers (weighted 20%)

•  For 2014, performance shares represented 80% of long-term incentive awards and stock options represented 20%; stock options vested in thirds on the first, second and third anniversary of the award

Governance Practices
• Implemented a comprehensive Clawback Policy

•  The “Clawback Policy” provides the Committee discretion to recover annual and long-term incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct (see the “Clawback Policy” section on page 31 for further detail)

• Eliminated single-trigger treatment of equity awards following a change in control	• Amendments made to the Rayonier Incentive Stock Plan and Executive Severance Pay Plan to eliminate single-trigger automatic vesting of equity awards in the event of a change in control
• Eliminated excise tax gross-ups on change in control payments	• Amendments made to the Executive Severance Pay Plan which eliminated the excise tax gross-ups on change in control payments
• Eliminated the financial and tax planning benefit	• This program, which provided reimbursement to five senior executives for expenses incurred for financial and estate planning and for preparation of annual income tax returns, was discontinued

Named Executive Officers for 2014

Name	Title
David L. Nunes	President and Chief Executive Officer
Mark D. McHugh	Senior Vice President and Chief Financial Officer
H. Edwin Kiker	Chief Accounting Officer
Mark R. Bridwell	Vice President and General Counsel
Chris T. Corr	Senior Vice President, Real Estate and Public Affairs
Shelby L. Pyatt	Vice President, Human Resources

Paul G. Boynton	Former Chairman, President and Chief Executive Officer (Pre-Spin)
Hans E. Vanden Noort	Former Senior Vice President and Chief Financial Officer (Retired)
N. Lynn Wilson	Former Executive Vice President, Forest Resources

Mr. Nunes joined Rayonier in June 2014 and became our President and Chief Executive Officer (“CEO”) at the time of the spin-off of Rayonier Advanced Materials on June 27, 2014, at which time Mr. Boynton transitioned to become the Chairman, President and CEO of Rayonier Advanced Materials.

Mr. Vanden Noort, our Chief Financial Officer (“CFO”) since July 2007, retired at the end of April 2014. Mr. Kiker became our CFO upon Mr. Vanden Noort’s retirement and later moved into a new role as our Chief Accounting Officer in December 2014, at which point in time Mr. McHugh joined the company as our CFO.

Mr. Bridwell and Ms. Pyatt were promoted into their roles at the time of the spin-off. Ms. Wilson left the company in November 2014 to pursue other interests.

Our Compensation Philosophy

Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while recognizing the need to maintain competitive base pay, retirement, healthcare, severance and other fixed compensation programs. We generally target total compensation levels and individual compensation elements to be consistent with the median of our peer group and survey benchmarks, with an emphasis on long-term incentive compensation. By providing a substantial portion of our named executive officers’ total targeted compensation in the form of long-term incentive awards, we seek to drive sustainable increases in our market valuation and outperformance relative to our peers on a relative total shareholder return basis while promoting equity ownership to further align the interests of our executives with our shareholders.

As a result of the above structure, a substantial majority of senior executive compensation is in the form of variable “at risk” pay, aligning compensation with performance and shareholder value. For 2015, the portion of total target compensation (which is comprised of base salary and targeted annual and long-term incentive award levels) for our named executive officers, serving as executive officers at 2014 fiscal year end, allocated to variable “at risk” compensation ranged between 57% and 78%. The chart below reflects the target compensation mix for 2015.

For 2015, the primary components of our “at risk” performance-based incentives include annual bonus and long-term stock-based awards. Annual incentive awards reward executives for performance against budgeted Recurring Cash Flow and provides for a payout of 40% of target awards at a threshold level of performance of 80% of budget, and a maximum payout of 120% at 110% of budget. The Committee will have the discretion to add or subtract 30% to the overall payout through its assessment of quality of earnings based on a detailed variance analysis of actual Recurring Cash Flow versus budgeted Recurring Cash Flow as well as performance against identified strategic objectives. Long-term incentive awards for our NEOs are allocated 70% to performance shares with a three year performance period and 30% to time-based restricted stock with a five year vesting period, vesting in thirds on the third, fourth and fifth anniversary of the award. The ultimate value of these awards to the executive is dependent upon our performance in delivering value to shareholders both in absolute terms through restricted stock and relative to our peers through performance shares. We believe that tying a majority of our senior executives’ compensation directly to our ability to deliver shareholder value over a meaningful period of time is a powerful tool to (1) properly align management interests with those of our investors, (2) promote an “ownership” mentality among our executives that fosters the long-term perspective necessary for sustained success, and (3) minimize the possibility that our incentive programs could promote excessive risk taking.

We do not have specific pay ratios for our CEO and our other senior executives, but the Committee does take into account internal pay equity factors to ensure that compensation differences within the company are consistent with different job levels and responsibilities. For example, the Committee believes that the CEO has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Committee set his total compensation at a level appreciably higher in relation to that of other named executive officers, but at a level the Committee believes is appropriate and reflective of market practice.

DECISION MAKING PROCESS

Role of the Committee, Management and Advisors

The Committee has responsibility for establishing our compensation philosophy and for monitoring our adherence to it. The Committee reviews and approves compensation levels for all executive officers as well as all compensation, retirement, perquisite and benefit programs applicable to such officers.

The Committee establishes annual performance objectives for the Chief Executive Officer, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board of Directors.

All of these functions are set forth in the Committee’s Charter, which appears on our website (www.rayonier.com) located under the Corporate Governance tab on our Investor Relations page and is reviewed annually by the Committee.

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule to ensure that all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle.

Working with the Committee Chair, our Vice President, Human Resources and our Corporate Secretary prepare an agenda and supporting materials for each meeting. These employees, along with Mr. Nunes, generally attend Committee meetings by invitation, but are excused for executive sessions. The Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.

The Committee also seeks advice and assistance from compensation consultants and outside counsel. The Committee has engaged a compensation consulting firm to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving the Chief Executive Officer and the programs applicable to senior executives generally. Prior to the spin-off, Exequity provided consulting services to our Committee. Post-spin, our Committee engaged Farient Advisors to provide executive compensation consulting services going forward. Neither consultant provided any services other than consulting services related to executive compensation. The Committee has assessed the independence of the current and prior compensation consultants against the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is or was raised by their work for the Committee.

Peer Group and Benchmarking

In an effort to attract, motivate and retain a talented management team, the Committee studies market norms among our industry peers and among comparably-sized general industry companies in an effort to provide a competitive compensation program which historically targeted median (50th percentile of our peer group) for base salaries and target bonus awards, and above median long-term incentive awards. Of course, variations from these general expectations may occur based on the expertise and experience level of a given executive as well as individual, company and market factors. As discussed above under the “2015 Compensation Program Assessment and Changes” section, in 2015 the Committee began targeting median long-term incentive awards versus our historic practice of targeting above median awards.

Consistent with past practice, in setting 2014 compensation levels for senior executives, including each of the named executive officers who was an executive officer at that time, the Committee reviewed salary, annual bonus and long-term incentive compensation levels at both comparably-sized general industry companies and industry peers. Specifically, Exequity, using Equilar’s database, performed a custom survey covering the 20 companies immediately above and the 20 companies immediately below Rayonier in the Standard & Poor’s 400 based on market capitalization (referred to in this discussion as the “Equilar Survey”). The companies included in the Equilar Survey were:

• Airgas • Alleghany Corp • ANSYS, Inc • Ashland Inc • Autodesk, Inc • CBRE Group, Inc • Celanese Corp • Cimarex Energy Co • CMS Energy Corp • CONSOL Energy Inc	• Core Laboratories • Darden Restaurants • Equifax Inc • Flowserve Corp • Fossil Inc • Hospira, Inc • Internation Flavors & Fragrances Inc • Jacobs Engineering Group • Lululemon Athletica Inc

•    Markel Corp

•    Masco Corp

•    MeadWestvaco Corp

•    MGM Resorts International

•    Molson Coors Brewing Co

•    Newell Rubbermaid Inc.

•    Pall Corp

•    PetSMart, Inc.

•    Pinnacle West Capital Corp

•    PulteGroup, Inc

•    ResMed Inc.

•    Scripps Networks Interactive

•    Tesoro Corp

•    Textron Inc.

•    Trimble Navigation Ltd

•    Tyson Foods, Inc

•    Ulta Salon, Cosmetics & Fragrance

•    Universal Health Svcs

•    Varian Medical Systems, Inc

•    Westlake Chemical Corp

For 2014, Exequity also performed a proxy review of compensation levels for our named executive officers at that time at each of the peer group companies under the 2013 Performance Share Award Program (the “2013 Industry Peers”)1 . Historically, these companies have been evaluated each year and chosen by the Committee as those most likely to be considered “operational competitors” of one or more of Rayonier’s core businesses. The 2014 aggregate named executive officer target cash compensation fell below the medians for the 2013 Industry Peers and the Equilar Survey, and aggregate targeted long-term incentives fell below the 75th percentiles for the two groups, consistent with stated philosophy prior to the changes made in 2015. In addition, the Committee used the TowersWatson 2014 CDB Executive Compensation Survey Report as a general competitive reference point when reviewing salary, annual bonus and long-term incentive levels for its executives and employees promoted to executive positions.

[1]	Buckeye Technologies, Deltic Timber, Domtar Corporation, Forestar Group, International Paper, MeadWestvaco, Neenah Paper, Plum Creek Timber, Potlatch Corporation, St. Joe Company, Tembec Inc. Weyerhaeuser Company

In April 2014, we also engaged Exequity to review the proposed compensation for Mr. Nunes in his role as the Chief Executive Officer following the spin-off to make sure that we provided a competitive package. For use as a competitive reference point, Exequity compiled information pertaining to Chief Executive Officer pay within three peer groups:

•	Industry Peers: Deltic Timber Corporation, Forestar Group Inc., Plum Creek Timber Company, Pope Resources, Potlatch Corporation, The St. Joe Company and Weyerhaeuser Company.

•	Secondary Peers: consisting of twenty-seven companies, including certain industry peers:

• Deltic Timber Corporation • Forestar Group Inc. • Plum Creek Timber Company • Potlatch Corporation • The St. Joe Company • Weyerhaeuser Company	• Air Products and Chimicals, Inc • Alleghany Corp • Ashland Inc. • Boston Properties • Celanese Corp • Cf Industries Holdings, Inc	• Cliffs Natuaral Resources Inc. • Domtar Corp • Eastman Chemical Co • Equity Residential • Huntsman Corp • International Paper	• Louisiana-Pacific Corp • Mead Westvaco Corp • Nucor Corp • Ppg Industries, Inc • Rock-Tenn Co • United States Steel Corp • Universal Forest Products • Vornado Realty Trust

•	Exequity Peers: consisting of companies chosen by our compensation consultant as those expected to perform in line with Rayonier in terms of internal performance and stock price behavior:

• Apartment Investment & Management Co • Brandywine Realty Trust • Camden Property Trust • Cousins Properties Incorporated • DDR Corp • Deltic Timber Corp	• Douglas Emmett • Duke Realty Corp • Equity Residential • Highwoods Properties, Inc • The Howard Hughes Corp • Inland Real Estate Corp	• Investors Real Estate Trust • Louisiana-Pacific Corp • The Macerich Co • Plum Creek Timber • Post Properties, Inc • Potlatch Corp • Public Storage	• Ramco-Gershenson Properties Trust • Regency Centers Corp • Summit Hotel Properties • Sun Communities • Sunstone Hotel Investors • Taubman Centers • Weyerhaeuser

Based on a review of the proposed compensation package for Mr. Nunes, including sign-on grant, relative to these peer groups, target total compensation was slightly above median with respect to the industry peers and below median with respect to the other two peer groups. Accordingly, the Committee determined that the proposed package was appropriate from a competitive standpoint and left ample room for growth.

As discussed in the “2014 Spin-Off Related Compensation Changes” section below, the original 2014 Performance Share Award Program was cancelled and replaced with a new performance share award program post-spin. In connection with the establishment of these new awards, the Committee developed a modified custom peer group of timber and REIT companies (weighted 50%), the S&P Midcap 400 Index (weighted 25%) and the S&P Midcap REIT Index (weighted 25%). The custom peer group companies are identified below under “Long-Term Incentives—Performance Awards.”

Say-on-Pay

The Committee carefully considers the results of our shareholders advisory “Say-on-Pay” vote. Last year, our shareholders expressed a high level of support for the compensation of our named executive officers, with over 95% of the votes cast in favor of our compensation programs and practices. Accordingly, the Committee continued in 2014 to consistently adhere to its pay-for-performance philosophy and compensation program.

COMPONENTS OF EXECUTIVE COMPENSATION

The Committee evaluates and balances each of the primary components of our executive compensation program. The role of each such component is discussed separately below, together with factors considered when setting executive compensation.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise and job responsibilities. Each year, the Committee reviews the base salary of our Chief Executive Officer and each of his direct reports, including all of our named executive officers. In making adjustments (or, in the case of our Chief Executive Officer, recommendations to our non-management directors for adjustment) to base salary levels, the Committee considers:

•	external market data;

•	budgeted levels for annual salary merit and equity adjustments;

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	the perceived retention risk; and

•	internal pay equity factors.

Our Annual Executive Salary Administration Plan, which sets budget levels for annual salary merit and equity adjustments, is structured to be generally consistent with market trends based on published salary survey data.

2014 Annual Corporate Bonus Program

We provide cash compensation in the form of annual bonus incentives, which are designed to reward executives based on the Company’s financial performance against key budgeted financial metrics, and the attainment of identified strategic objectives. This is accomplished each year by the Committee adopting an Annual Corporate Bonus Program, which provides for a target bonus award for each executive based on salary grade, under the Rayonier Non-Equity Incentive Plan (the “Bonus Plan”). As more fully described below, the calculated Corporate Performance Factor (“CPF”) for 2014 was 111.8% of target. The Committee considered the overall 2014 financial results, taking into account the restatement of the first and second quarter financial statements, as well as the other findings of our previously disclosed internal review that concluded in the third quarter of 2014. Based on these factors, the Committee exercised its negative discretion to reduce the CPF and resulting bonus pool under the 2014 Bonus Program from 111.8% to 80%.

Setting 2014 Performance Factors.    The Committee established performance factors for the 2014 Annual Corporate Bonus Program (the “2014 Bonus Program”) prior to the beginning of the year. The performance factors were designed to focus management on the two financial metrics considered most critical to Rayonier in measuring annual performance: Net Income and Cash Available for Distribution (“CAD”). The Committee selected these financial metrics due to the importance of earnings and cash generation given our REIT structure and the importance investors continue to place on our ability to pay, and grow, our dividend.

CAD measures the Company’s ability to generate cash that can be distributed to shareholders as dividends or used for strategic acquisitions, debt reduction or share repurchases. We define CAD as Cash Provided by Operating Activities2 adjusted for capital spending, strategic divestitures, the change in committed cash, and other items which include cash provided by discontinued operations, excess tax benefits on stock based compensation and the change in capital expenditures purchased on account.

In exercising its discretion in determining the bonus award for each named executive officer, the Committee’s initial consideration is the level of the officer’s formula award, calculated based on actual performance against the financial metrics and strategic objectives, weighted 80% and 20% respectively. Accordingly, such formula award is determined based 80% on the Company’s performance for the year with regard to adjusted Net Income and CAD as measured against budgeted levels and weighted equally, and 20% based on our performance against identified strategic objectives. The payout percentages calculated based on performance against the financial metrics and the strategic objectives are added together to create a single measurement of performance that we call our Corporate Performance Factor, or “CPF,” which is used to calculate each officer’s formula award.

Setting 2014 Target Bonus Awards.    The Committee established a target bonus for each named executive officer as a percentage of base salary, with the applicable percentage set uniformly by salary grade. For 2014, the target bonus percentages of base salary for the named executive officers were as follows: Messrs. Nunes and Boynton, 100%; Mr. Vanden Noort, and Ms. Wilson, 65%; Mr. Kiker, 61%; Mr. Corr, 54%; Mr. Bridwell, 51%; and Ms. Pyatt, 43%.

Measuring 2014 Results—Accounting Adjustments.    Before the Committee approved the CPF and resulting bonus pool for 2014 bonus awards for named executive officers, Mr. Kiker presented an analysis of all material unusual, nonrecurring and non-budgeted items impacting the bonus calculation for review by the Committee to determine whether, based on factors such as frequency, foreseeability, manageability and past treatment, any particular item should be included or excluded from the calculation. For 2014, the proposed adjustments would have resulted in an increase in Net Income of $20.9 million and an increase in CAD of $2.3 million for the pre-spin portion of the plan, and an increase in Net Income of $10.7 million and an increase in CAD of $19.6 million for the post-spin portion of the plan, with a corresponding increase of financial performance versus budget from 86.2% to 100.5%.

Payout at target award levels for 2014 required achievement of:

•

Net Income of $96.6 million and CAD of $104.8 million for the pre-spin performance period covering the first half of 2014, representing the annual budgeted amounts approved by the Board of Directors in December 2013;

•

Net Income of $47.6 million and CAD of $78.0 million for the post-spin performance period covering the second half of 2014, representing the annual budgeted amounts approved by the Board of Directors in July 2014 for the post-spin target; and

•

the Committee’s determination that performance against the 2014 strategic objectives (as identified by the Committee in December 2013, which included items such as land acquisitions, real estate development initiatives and completion of the spin-off of Rayonier Advanced Materials), was sufficient to warrant payout at target.

[2]	Cash Provided by Operating Activities is a GAAP measure included in our Consolidated Statements of Cash Flow in our 2014 Financial Statements.

The payout scale for the financial metrics provides for a payout of 20% of target awards (weighted 16% when taking into account both financial metrics and strategic objectives) at a threshold level of performance of 85% of budget, and a maximum payout of 200% (weighted 160% when taking into account both financial metrics and strategic objectives) at 120% of budget. Performance against the 2014 financial metrics, taking into account adjustments, was 85.6% of budgeted Net Income and 149.6% of budgeted CAD for the pre-spin performance period, and 109.1% of budgeted Net Income and 83.9% of budgeted CAD for the post-spin performance period.

After assessing performance for 2014 against the identified strategic objectives, management recommended a payout level of 30%, reflecting performance slightly exceeding expectations. The Committee intends that the identified strategic objectives be ambitious but achievable, with specific objective measures of success, consistent with the financial metrics component of the CPF calculation. Taking into account both financial (weighted 80%) and recommended strategic performance (weighted 20%), CPF for 2014 was 111.8%.

Final 2014 Bonus Awards and Committee Discretion.    At its December 2014 meeting, the Committee reviewed the projected available bonus pool and resulting “formula award” levels. The Committee considered the overall 2014 financial results, taking into account the restatement of the first and second quarter financial statements, as well as the other findings of our previously disclosed internal review that concluded in the third quarter of 2014. Based on these factors, the Committee exercised its negative discretion to reduce the CPF and resulting bonus pool under the 2014 Bonus Program from 111.8% to 80%.

The final annual bonuses earned by our named executive officers for 2014 were approved by the Committee and, for Mr. Nunes, by the non-management directors in February 2015, taking into account the level of each executive’s formula award, which included the negative discretion applied by the Committee, and overall performance for the year. The awards, which by their terms were initially funded at the maximum allowable award level for Section 162(m) purposes as described above, were reduced in the Committee’s permitted exercise of negative discretion, to equal the final annual bonus amount approved by the Committee or non-management directors, as applicable, in February 2015. The final awards appear in the Summary Compensation Table on page 32, under the heading “Non-Equity Incentive Plan Compensation”. Aggregate 2014 bonus awards for the named executive officers were consistent with the corresponding aggregate formula awards, and individual named executive officer awards for 2014 reflected adjustments to formula awards based on individual performance ranging from 95% to 110% of the formula award.

2014 Long-Term Incentives

The Rayonier Incentive Stock Plan (the “Stock Plan”) allows the Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. Prior to 2015, the Committee primarily awarded performance shares and stock options. In 2015, the Committee chose to award performance shares (weighted 70%) and to replace stock options with time-based restricted stock (weighted 30%).

The Committee’s objective in granting long-term incentive awards is to provide a strong incentive to our executives to focus on the ongoing creation of shareholder value and to deliver sustained increases in the Company’s market valuation and out-performance of our peers on a total shareholder return basis. These award opportunities allow us to offer a competitive overall compensation package, and also provide opportunities for share ownership by our executives in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and commitment to creating shareholder value. The three-year vesting and payment periods for our performance share awards and the five year vesting period for our restricted stock awards provide a retention incentive for our executives. The Committee may also award one-time equity grants for special purposes, such as new hire, promotion or retention. These awards typically take the form of time-vested restricted stock grants.

Long-term incentive awards for 2014 were approved by the Committee for all named executive officers except Messrs. Nunes and Boynton, whose awards were approved by the non-management directors of the Board. The awards are reflected in the “Summary Compensation Table” on page 32 and the “Grants of Plan Based Awards” table on page 34.

For 2014, with the exception of Mr. Nunes and Mr. McHugh, whose new hire packages included performance shares and a one-time restricted stock award, the Committee maintained the allocation of long-term incentive grant date value at 80% performance shares and 20% stock options.

For award purposes, the value of a stock option was based on the Black-Scholes valuation model, which is the same method we use in our financial statements. The value of a performance share was determined based on the closing price of Rayonier stock on the grant date. Consistent with applicable accounting rules, we use a different performance share valuation model for financial statement purposes, which is derived from a simulation model run after the awards are made.

Stock Options.    Stock option awards to our named executive officers in 2014 are shown on the “Grants of Plan-Based Awards” table on page 34.

Prior to 2015, each December, the Committee approved the grant date dollar value of the annual stock option award for the upcoming year for selected executives and key employees (other than our CEO, whose award value is approved by the non-management directors), as well as the grant date, on which the exercise price for the award was set. For annual awards the grant date has historically been the first trading day in January. Accordingly, we do not backdate stock options, grant options retroactively or coordinate grants so that they are made before the announcement of favorable information, or after the announcement of unfavorable information.

Performance Shares.    Grants of performance share awards for our named executive officers in 2014 are shown on the “Grants of Plan-Based Awards” table on page 34.

Our Performance Share Award Program helps us to:

•	focus executives on the long-term creation of shareholder value;

•	provide a retention incentive for our executives;

•	provide an opportunity for executives to increase their stock ownership in Rayonier; and

•	maintain competitive levels of total compensation.

The target award level, expressed as a number of shares of Rayonier stock, is determined at the beginning of a 36-month performance period. Prior to 2015, awards were approved by the Committee (or, for the CEO, by non-management directors) in December and the performance period began on the following January 1. Performance share awards granted for the performance period beginning January 1, 2014 (and ending December 31, 2016) are referred to as the “2014 Performance Share Award Program.” As discussed in the “2014 Spin-Off Related Compensation Changes” section on page 28, the original 2014 Performance Share Award Program was cancelled and replaced with a new program post-spin. The measurement period of the new program began on July 1, 2014 and runs through December 31, 2016. The peer group was modified to include a custom peer group of timber and REIT companies, weighted 50%, and two relevant indices, each weighted 25%, as shown below (the “2014 Performance Share Peer Group”).

The payout, if any, will be based on the level of economic return we produce for our shareholders (referred to as “Total Shareholder Return,” or “TSR”) as compared to that produced by the 2014 Performance Share Peer Group, chosen by the Committee as those companies most likely to be considered “operational competitors” of Rayonier’s core businesses following the spin-off, along with two indices. The 2014 Performance Share Peer Group consists of the following companies and indices:

Custom Peer Group (Weighted 50%):

•	Catchmark Timber Trust
•	Deltic Timber
•	Forestar
•	Plum Creek
•	Pope Resources
•	Potlatch Corporation
•	St. Joe Company
•	Weyerhaeuser

Companies that comprise the S&P Midcap 400 Index (Weighted 25%)

Companies that comprise the S&P Midcap 400 REIT Index (Weighted 25%)

TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies and indices, in all cases assuming reinvestment of dividends. The 2014 Performance Share Award Program awards will be paid out, if at all, in January 2017 after the end of the performance period on December 31, 2016, based on our percentile TSR performance against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award)
80th and Above	200%
51st – 79th	100%, plus 3.33% for each incremental percentile position over the 50th Percentile
50th	100%
31st – 49th	30%, plus 3.5% for each incremental percentile position over the 30th Percentile
30th	30%
Below 30th	0%

The Committee annually considers the terms of our Performance Share Award Program and seeks to ensure that awards provide appropriate and competitive incentives and that the peer group is representative of our businesses.

Executive Benefits and Perquisites

In addition to benefits that are available broadly to our employees, Rayonier provides our named executive officers with limited perquisites that the Committee reviews annually. Under our perquisites program, our named executive officers are eligible to participate in the Executive Physical Program. Each executive-level employee of the Company is required to have a physical examination every other year until age 50, and every year after age 50.

In July 2014, the Committee discontinued the Senior Executive Tax and Financial Planning Program. This program provided reimbursement to five senior executives for expenses incurred for financial and estate planning and for preparation of annual income tax returns. Reimbursements are taxable to the recipient, and are not grossed-up for tax purposes. The annual reimbursement limit for 2014 was $25,000 for Mr. Nunes and $10,000 for all other participants. Following the discontinuation of this program, participants have until May 2015 to use their existing balances. The total cost of these two programs to the Company with regard to our named executive officers for 2014 was $46,249.

Retirement Benefits

We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers, to the extent such employees are eligible participants under the plan terms:

•	the Rayonier Investment and Savings Plan for Salaried Employees (our 401(k) plan);

•	the Retirement Plan for Salaried Employees of Rayonier;

•	the Rayonier Excess Benefit Plan;

•	the Rayonier Salaried Retiree Medical Plan; and

•	the Rayonier Excess Savings and Deferred Compensation Plan.

The Retirement Plan for Salaried Employees of Rayonier and the Rayonier Salaried Retiree Medical Plan were closed to new employees on January 1, 2006. Of our named executive officers, only Messrs. Boynton, Vanden Noort, Kiker and Ms. Pyatt are participants in these plans. Our other named executive officers were hired after January 1, 2006 and are ineligible to participate in these plans. For detailed descriptions of our Retirement Plan for Salaried Employees, see the discussion following the “Pension Benefits” table on page 39.

The benefits available under the plans listed above are intended to provide income replacement after retirement, either through a defined pension benefit, distributions from a 401(k) or other deferred compensation plan, as well as access to quality healthcare. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long-term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our defined contribution retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. As a supplement to our 401(k) plan, the Excess Savings and Deferred Compensation Plan is designed to provide eligible employees and executives with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 40.

For those eligible participants who were employed prior to the January 1, 2006, freeze on new participants, the Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees who are plan participants.

The Committee reviews these retirement benefits programs periodically to evaluate their continued competitiveness.

Post-Termination and Change in Control Benefits

Severance Pay Plan.    The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to a named executive officer may range from 16 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.

Executive Severance Pay Plan.    The Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The

Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan,” reflects the Committee’s view that it is critical for executive retention to be encouraged and that the continued attention and dedication to duty of our senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue concern over whether the transaction would jeopardize the executives’ own employment or significantly disrupt or change the culture or environment of their employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Committee, which currently include all of our named executive officers, in the event of a change in control of the Company. In 2014, the benefits included the vesting of outstanding stock options, performance share and restricted stock awards upon a change in control, without regard to whether or not the executive continues to be employed by the Company after the change in control. For 2015, the Executive Plan was amended to require a “double-trigger,” meaning in addition to a change in control, the executive must be involuntarily terminated (other than “for cause”) or resign for “good reason” before stock awards are vested. In addition, if the executive is involuntarily terminated (other than “for cause”) or resigns for “good reason” within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. In 2014, the Executive Plan also provided that in the event of the imposition of an excise tax under Section 280G of the Tax Code on the benefits paid, such benefits are to be “grossed-up” through the payment of an additional amount so that the executive would receive the same amount after tax as he or she would have received had there been no excise tax imposed. In 2015, the excise tax gross-up provision was eliminated. We added a best net benefit provision, which provides eligible executives with the greater of 1) a capped benefit, with the amount reduced just below the threshold for triggering the excise tax, or 2) the full benefit, with the executive personally responsible for paying the excise tax.

The Committee reviews the Executive Plan annually and retains the discretion to terminate the Executive Plan, or to include or exclude any executive, including any named executive officer, at any time prior to a change in control. The Executive Plan presently covers 8 executives: 4 are designated Tier I and 4 are designated Tier II. As of December 31, 2014, Messrs. Nunes, McHugh, Kiker and Corr are included as Tier I executives, and Mr. Bridwell and Ms. Pyatt are included as Tier II executives.

The potential payments under the Executive Plan are calculated in the “Potential Payments upon Termination or Change in Control” table on page 42.

2014 SPIN-OFF RELATED COMPENSATION CHANGES

In June 2014, we completed the spin-off of our performance fibers business which became Rayonier Advanced Materials, an independent, publicly traded company. Our Chairman, President and Chief Executive Officer, Paul Boynton, became the Chairman, President and Chief Executive Officer for Rayonier Advanced Materials at the time of the spin-off. With that change, the Chairman and Chief Executive Officer roles for Rayonier were separated. Richard Kincaid was designated independent Chairman of our Board and David Nunes joined the company as our President and Chief Executive Officer.

Compensation Program Changes.    Our compensation programs and awards were re-evaluated in connection with the anticipated spin-off of Rayonier Advanced Materials and modified, as appropriate, to align our programs with our business and business objectives post-spin-off. The changes included:

•

Cancellation and replacement of the 2014 Performance Share Award Program. The original program measured total shareholder return performance over a three year period against the returns of our pre-spin industry peers including manufacturing, timber and REIT companies along with relevant indices. Following the spin-off, these awards were cancelled and replaced with a similar Performance Share Award Program with a new measurement period beginning at the time of the spin-off and running through December 31, 2016. The peer group was modified to include a custom peer group of timber and REIT companies, weighted 50%, and two relevant indices, the S&P Midcap 400 and the S&P Midcap 400 REIT Index, each weighted 25%. The details of this program are discussed in further detail under Long-Term Incentives on page 24.

•

Cancellation and replacement of the 2013 Performance Share Award Program. The original program, which measured total shareholder return performance over a three year period against the returns of our pre-spin industry peers, was cancelled and replaced with time-based restricted stock. The three year vesting period for the original awards was extended by six months.

•

No changes to the 2012 Performance Share Award Program or outstanding stock options or restricted stock awards. No changes to these programs were made other than adjusting the awards to reflect the Rayonier Advanced Materials share distribution, utilizing the same distribution calculation that Rayonier shareholders received—one share of Rayonier Advanced Materials common stock for every three common shares of Rayonier. Stock option prices were adjusted accordingly to reflect the Rayonier Advanced Materials share distribution.

•

Annual bonus program measurements adjusted. We maintained the original 2014 annual bonus program with the exception of modifying the measurement of results for the post-spin period. Our bonus results for the first and second quarters of 2014 were measured against our original 2014 budget which included our performance fibers business. Post-spin results were measured against our July forecasted results for Rayonier excluding the performance fibers business.

•

Transaction and recognition bonus awards. In January 2014 in connection with the spin-off, the Committee approved transaction bonus agreements with each of the company’s then executive officers. To earn the transaction bonus, the executive was required to remain continuously employed for six months following the spin-off and work diligently and in good faith during that period. The following transaction bonuses were paid to our named executive officers in January 2015: Mr. Corr, $150,000, Mr. Kiker, $101,500 and Ms. Pyatt, $47,500. Mr. Boynton also earned a transaction bonus award which was paid to him by Rayonier Advanced Materials. In addition, the following recognition bonuses were paid in June 2014 for efforts related to the spin-off: Mr. Bridwell, $5,000, and Ms. Pyatt, $7,500.

Compensation Package for David Nunes.    Mr. Nunes was hired in June 2014 to become our President and Chief Executive Officer at the time of the spin-off. With the assistance of its then executive compensation consultant, the Compensation Committee developed, and the independent members of our Board approved, a compensation package that focuses Mr. Nunes on delivering shareholder value over the long-term while providing him the opportunity to build significant ownership and share in those returns when he achieves strong, sustainable performance. Mr. Nunes’ compensation package included the following primary components:

•	An annual base salary of $550,080.

•	A target annual cash incentive opportunity equal to 100% of his annual base salary with a guaranteed 2014 bonus amount of $300,000.

•	A $250,000 sign-on bonus.

•	A long-term incentive award under the Rayonier Incentive Stock Plan with a value of $500,000 allocated 100% to Performance Shares.

•

A one-time restricted stock award with a grant date value of $3,000,000 vesting on the fifth anniversary of his start date to provide him a meaningful interest in the company while also buying him out of remuneration that would have been earned from his prior employer.

•	Relocation benefits including a lump sum payment of $60,000 (grossed up for taxes), and other customary benefits provided to our employees.

Compensation Packages for Other Named Executive Officers.    Mr. McHugh was hired in December 2014 as our Senior Vice President and Chief Financial Officer. He received a base salary of $350,000, a target annual cash incentive opportunity of 65% of his annual base salary and a one-time restricted stock award with a value of $350,000. Per the terms of his employment offer, he will receive a 2015 annual long-term incentive award with a target value of $500,000. At the time of the spin-off of Rayonier Advanced Materials, Mr. Bridwell became our Vice President and General Counsel, and Ms. Pyatt became our Vice President, Human Resources. Upon their promotions, Mr. Bridwell received a base salary of $275,000, a target annual cash incentive opportunity of 51% of his annual base salary and a long-term incentive award increase for 2014 bringing his total award value to $300,000, allocated 80% performance shares and 20% stock options. Ms. Pyatt received a base salary of $225,000, a target annual cash incentive opportunity of 43% of her annual base salary and a long-term incentive award increase bringing her total award value to $225,000, allocated 80% performance shares and 20% stock options.

COMPENSATION POLICIES AND GOVERNANCE PRACTICES

Stock Ownership Guidelines

We believe that share ownership requirements help to further focus the senior management team on the long-term success of our businesses and the interests of our shareholders. All executives at the Vice President level and higher are required to acquire and hold, within five years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary. There are four tiers within senior management covered by ownership requirements:

Position	Ownership Requirement
Chief Executive Officer	6x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Vice Presidents	1x

We also require that each director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer. Prior to satisfying his or her ownership requirement, a director or executive is prohibited from selling any Rayonier shares other than shares withheld or sold to satisfy taxes in connection with a performance share payout or stock option exercise. As of March 3, 2015, all of our directors and executive officers are in compliance with our share ownership requirement (with the exception of those who are within the five year transition period for officers and four year transition period for directors) and retention requirements. In December 2014, Mr. Nunes purchased 40,000 shares with a value of $1,053,200 on the date of purchase.

Prohibition on Hedging and Pledging Share Ownership

Our executive officers and directors are not permitted to hedge their economic exposure to our common shares, to hold their ownership interests in our common shares in a margin account or to otherwise pledge their common shares as collateral for a loan. For a more detailed description, see the “Share Ownership of Directors and Officers” section on page 48.

Tax Considerations

Section 162(m) of the Tax Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for certain of our named executive officers unless specific criteria are satisfied. The Committee considers the anticipated tax treatment to Rayonier and the named executive officers in its review and establishment of compensation programs and payments. However, deductibility of compensation is only one factor that the Committee takes into account in setting executive compensation terms and levels and the Committee retains the flexibility to award compensation that is not deductible in its discretion. In addition, Section 162(m) imposes a number of requirements that must be met for awards to qualify for deduction. Accordingly, there can be no assurance that performance-based awards will be fully deductible under all circumstances.

Clawback Policy

In 2014, as a condition of receiving stock awards under the Rayonier Incentive Stock Plan, executives were required to sign a supplemental terms agreement that provided the Committee discretion to recover stock awards paid or granted during the prior 12 months if the executive engaged in detrimental conduct. In February 2015, the Committee approved a more extensive “Clawback Policy” that provides the Committee discretion to recover incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct. Detrimental conduct includes failure to comply with material policies of the Company, committing an illegal act in connection with the performance of a covered employees’ duties or taking any action or failing to take action which puts the Company at a material risk. The financial restatement provision of the plan applies to Section 16 Officers and allows the Committee to recover the difference between the incentive-based awards paid and the value that would have been paid had the relevant information been known at the time the award was paid. The detrimental conduct provision applies to a broader group of management and provides the Committee discretion to recover all or a portion of any incentive awards paid or outstanding during the prior 36 months.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee of the Rayonier Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2014 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee

David W. Oskin, Chair	Dod A. Fraser
John A. Blumberg	Richard D. Kincaid

SUMMARY COMPENSATION TABLE

This table discloses compensation for 2012, 2013 and 2014 for Rayonier’s Principal Executive Officer, Principal Financial Officer, our three other most highly compensated executive officers and three former executive officers required to be included in this table in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards (2) (3) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
David L. Nunes President and Chief Executive Officer	2014	309,420	250,000	3,560,744	—	440,064	—	250,760	4,810,988
Mark D. McHugh Senior Vice President and Chief Financial Officer	2014	17,235	—	350,132	—	—	—	605	367,972
H. Edwin Kiker Chief Accounting Officer, Former Senior Vice President and Chief Financial Officer	2014 2013 2012	268,215 201,640 195,765	101,500 — —	304,505 76,094 50,720	80,017 17,080 10,073	160,000 95,000 86,000	247,208 20,564 130,544	13,197 11,497 12,958	1,174,642 421,875 486,060
Mark R. Bridwell Vice President, General Counsel and Corporate Secretary	2014 2013 2012	246,350 211,250 188,810	5,000 — —	237,956 53,679 34,377	54,930 12,040 6,873	123,800 97,000 91,000	— — —	18,657 17,140 15,502	686,693 391,109 336,562
Christopher T. Corr Senior Vice President, Real Estate and Public Affairs	2014 2013	315,000 122,348	150,000 —	304,489 233,080	80,091 —	131,300 150,000	174 —	28,105 115,922	1,009,159 621,350
Shelby L. Pyatt Vice President, Human Resources	2014 2013 2012	209,875 186,935 175,827	55,000 — —	190,168 76,094 65,936	44,894 17,080 13,035	73,500 90,000 85,000	150,632 — 85,171	10,781 11,133 8,400	734,850 381,242 433,369
Paul G. Boynton Former Chairman, President and Chief Executive Officer	2014 2013 2012	431,250 793,750 700,000	— — —	2,473,974 2,689,839 2,537,132	650,401 600,040 500,189	— 1,200,000 1,075,000	— 321,028 828,088	25,152 59,900 62,963	3,580,777 5,664,557 5,703,372
Hans E. Vanden Noort Former Senior Vice President and Chief Financial Officer	2014 2013 2012	141,000 409,900 375,950	— — —	761,223 896,613 875,767	200,180 200,060 172,655	— 396,505 365,000	— 76,003 418,682	61,896 30,568 27,129	1,164,299 2,009,649 2,235,183
N. Lynn Wilson Former Executive Vice President, Forest Resources	2014 2013 2012	298,958 296,500 281,867	— — —	1,115,742 448,307 507,201	160,090 99,960 100,251	— 275,000 210,000	— — —	91,995 47,267 22,785	1,666,785 1,167,034 1,122,104

(1)	Represents transaction and recognition bonuses paid in connection with the spin-off of Rayonier Advanced Materials. For Mr. Nunes, this amount represents his hiring bonus.

(2)

Represents the aggregate grant date fair value for performance share, stock option and restricted stock awards, as applicable, computed in accordance with FASB ASC Topic 718. For 2014, this amount also includes the incremental expense associated with the cancellation and replacement of the performance share awards granted in 2014 resulting from the spin-off of Rayonier Advanced Materials, as discussed in the Compensation Discussion and Analysis on page 28. Values for awards subject to performance conditions are computed based on probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” section included in the notes to our Annual Reports on Form 10-K for 2012, 2013 and 2014.

(3)

The following amounts reflect the grant date award value assuming that the highest level of performance is achieved under the 2014 Performance Share Award Program: For 2014, Mr. Nunes, $1,000,111; Mr. Boynton, $5,199,610; Mr. Kiker, $639,730; Mr. Vanden Noort, $1,599,880; Mr. Bridwell, $440,078; Mr. Corr, $639,952; Ms. Pyatt, $364,857; and Ms. Wilson, $1,279,904. Grants received under the 2014 Performance Share Award Program were cancelled and reissued as a result of the spin-off of Rayonier Advanced Materials. Since shares were not reissued to non-employees, this resulted in the cancellation of Mr. Boynton’s and Mr. Vanden Noort’s shares. Grants received under the 2013 Performance Share Award Program were cancelled as of the spin-off date and reissued in the form of time-based restricted stock. Grants under the 2012 Performance Share Award Program remained as originally issued; however the level of performance achieved produced a $0 payout.

(4)	Represents awards under the 2012, 2013 and 2014 Annual Corporate Bonus Programs discussed in the Compensation Discussion and Analysis beginning on page 22.

(5)

Represents the annual change in actuarial present value of the participant’s pension benefit under the Company’s retirement plans and the above market interest on non-qualified deferred compensation. Excess Base Salary and Annual Bonus Deferral account balances earn a rate of return equal to 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on non-qualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported. Accordingly, above market interest paid for 2014 was: Mr. Corr, $174.

(6)

For each year presented, these amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, our 401(k) Plan; Company contributions to the Rayonier Excess Savings and Deferred Compensation Plan; premiums for group life insurance; reimbursement of expenses incurred under the Senior Executive Tax and Financial Planning Program; restricted stock dividends and accrued interest; wellness reimbursements; and the costs of executive physical examinations. The amounts reflect 401(K) Plan Company contributions as follows: for 2014, Mr. Nunes, $15,600, Mr. Boynton, $10,660, Mr. Bridwell, $15,431, and Mr. Corr $17,160; for 2013, Mr. Boynton, $10,312, Mr. Bridwell, $14,287, and Ms. Wilson, $16,830; for 2012, Mr. Boynton, $10,050, Mr. Bridwell, $13,907, and Ms. Wilson, $16,500. The amounts reflect Company contributions to the excess savings plan as follows: for 2013, Mr. Boynton, $22,231, and Mr. Vanden Noort, $10,255; for 2012, Mr. Boynton, $18,587. The amounts reflect tax and financial planning reimbursements as follows: for 2014, Mr. Boynton, $10,254; for 2013, Mr. Boynton, $22,531; and for 2012, Mr. Boynton, $31,605. Mr. Nunes’ amount for 2014 includes $234,736 in relocation benefits, which includes $43,021 in related tax gross-ups associated with his move. Mr. Corr’s amount for 2013 includes $110,226 in relocation benefits, which includes $23,027 in related tax gross-ups associated with his move. All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

GRANTS OF PLAN-BASED AWARDS

This table discloses 2014 stock option, performance share and restricted stock awards along with potential payouts under the 2014 Annual Corporate Bonus Program for the named executive officers.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
David L. Nunes	—	—	110,016	550,080	1,100,160
	7/21/2014	4/29/2014				4,257	14,190	28,380				560,762
	7/21/2014	4/29/2014							85,130			2,999,981
Mark D. McHugh	—	—	—	—	—
	—	—				—	—	—				—
	12/12/2014	11/04/2014							13,050	—		350,132
H. Edwin Kiker	—	—	36,600	183,000	366,000
	7/16/2014	5/15/2014				2,730	9,100	18,200				304,505
	1/2/2014	12/13/2013								1,497	31.28	16,157
	5/16/2014	5/15/2014								5,600	33.15	63,860
Mark R. Bridwell	—	—	28,050	140,250	280,500
	7/16/2014	5/15/2014				1,878	6,260	12,250				237,956
	1/2/2014	12/13/2013								1,106	31.28	11,932
	7/16/2014	5/15/2014								4,493	34.98	42,998
Christopher T. Corr	—	—	34,560	172,800	345,600
	7/16/2014	5/15/2014				2,730	9,100	18,200				304,489
	1/2/2014	12/13/2013								7,421	31.28	80,091
Shelby L. Pyatt	—	—	19,350	96,750	193,500
	7/16/2014	5/15/2014				1,536	5,120	10,240				190,168
	1/2/2014	12/13/2013								1,566	31.28	16,902
	7/16/2014	5/15/2014								2,925	34.98	27,992
Paul G. Boynton	—	—	180,000	900,000	1,800,000
	1/2/2014	12/13/2013				18,330	61,100	122,200				2,473,974
	1/2/2014	12/13/2013								61,570	42.55	650,401
Hans E. Vanden Noort	—	—	56,160	280,800	561,600
	1/2/2014	12/13/2013				5,640	18,800	37,600				761,223
	1/2/2014	12/13/2013								18,950	42.55	200,112
N. Lynn Wilson	—	—	45,500	227,500	455,500
	7/16/2014	5/15/2014				5,463	18,210	36,420				640,082
	1/2/2014	12/13/2013							9,394			399,997
	1/2/2014	12/13/2013								14,842	31.28	156,732

(1)

Reflects potential awards under the 2014 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target award. See the “Annual Bonus Program” section of the Compensation Discussion and Analysis beginning on page 22. The actual amount earned by each named executive officer for 2014 is reflected in the Summary Compensation Table on page 32 under the “Non-Equity Incentive Plan Compensation” column.

(2)

Reflects potential awards, in number of shares, under the 2014 Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the Compensation Discussion and Analysis on page 25. The original 2014 Performance Share awards were cancelled and replaced following the spin-off of Rayonier Advanced Materials as discussed in the

Compensation Discussion and Analysis on page 28. The amounts shown reflect the replacement awards, with the exception of Mr. Boynton, whose performance shares were replaced with Rayonier Advanced Materials shares due to his transition to the newly spun-off company, and Mr. Vanden Noort who retired from the Company prior to the spin-off. In July 2014, in connection with the spin-off, Mr. Bridwell and Ms. Pyatt were promoted to their current positions. In connection with their promotions, the Compensation Committee approved increased target award opportunities for these named executive officers under the long-term incentive program. The amounts reported for Mr. Bridwell and Ms. Pyatt reflect the cancellation and regrant of their 2014 performance shares at their increased target amounts approved in May 2014.

(3)

Reflects awards of time-based restricted stock made to Mr. Nunes and Mr. McHugh in connection with their hiring and to Ms. Wilson in connection with her promotion from SVP to EVP. Mr. Nunes’ restricted stock award is scheduled to vest on the fifth anniversary of his employment commencement date, and Mr. McHugh’s restricted stock award is scheduled to vest on the third anniversary of the grant date. Ms. Wilson’s restricted stock award was scheduled to vest on the third anniversary of the grant date, but in connection with her November 2014 resignation from employment, the award vested on a prorated basis with such proration based on the period from the grant date through January 7, 2015.

(4)

Reflects annual stock option awards for 2014. The awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date, and expire on the tenth anniversary of the grant date or earlier upon certain terminations of employment. At the time of grant, the exercise price of all awarded stock options is equal to the closing price of Rayonier shares on the NYSE on the grant date. The share amounts and option exercise prices shown here have been adjusted to reflect the June 27, 2014 spin-off of Rayonier Advanced Materials.

(5)

Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, including the incremental fair value associated with the replacement of the 2014 performance shares. Values for equity incentive plan awards subject to performance conditions are computed based on probable outcome of the performance condition as of the grant date. For the option awards, this amount also includes the grant date fair value of the Rayonier Advanced Materials options issued to employees as part of the spin-off of Rayonier Advanced Materials as follows: Mr. Kiker, 499 Rayonier Advanced Materials stock options for the 1/2/2014 grant and 1,866 Rayonier Advanced Materials options for the 5/16/2014 grant; Mr. Bridwell, 368 Rayonier Advanced Materials options for the 1/2/2014 grant; Mr. Corr, 2,473 Rayonier Advanced Materials options for the 1/2/2014 grant; Ms. Pyatt, 522 Rayonier Advanced Materials options for the 1/2/2014 grant date; and Ms. Wilson, 4,947 Rayonier Advanced Materials options for the 1/2/2014 grant date.

As discussed in the Compensation Discussion and Analysis beginning on page 14, the Summary Compensation Table and Grants of Plan-Based Awards Table reflect that, consistent with the Compensation Committee’s stated philosophy, the majority of total targeted compensation (consisting of base salary and target annual and long-term incentive award levels) for named executive officers for 2014 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the Compensation Discussion and Analysis beginning on page 22.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option, performance share and restricted stock awards for the named executive officers as of December 31, 2014. The outstanding Rayonier Advanced Materials stock options reported below result from option awards made by Rayonier prior to the spin-off of Rayonier Advanced Materials. At the time of the spin-off, each outstanding Rayonier stock option was converted into an adjusted Rayonier stock option and a Rayonier Advanced Materials stock option. The exercise price and number of shares subject to each stock option was adjusted in order to preserve the aggregate intrinsic value of the original Rayonier stock option as measured immediately before and immediately after the spin-off. At the time of the spin-off, Messrs. Boynton and Vanden Noort’s outstanding stock awards transitioned to Rayonier Advanced Materials. For purposes of the following table, the Company’s shares are referred to as “RYN” and Rayonier Advanced Materials’ shares are referred to as “RYAM.”

		Option Awards (5)					Stock Awards (5)
Name		Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
David L. Nunes	RYN						85,130	2,378,532
									14,190	396,469
Mark D. McHugh	RYN						13,050	364,617
H. Edwin Kiker	RYN	1336	0	20.74	01/04/2010	01/03/2020
		983	0	27.22	01/03/2011	01/03/2021
		555	277	32.65	01/03/2012	01/03/2022
		369	737	38.69	01/02/2013	01/02/2023
		0	1,497	31.28	01/02/2014	01/02/2024
		0	5,600	33.15	05/16/2014	05/15/2024
							1,820	50,851
									900	25,146
									9,100	254,254
	RYAM	445	0	24.24	01/04/2010	01/03/2020
		327	0	31.81	01/03/2011	01/03/2021
		185	92	38.16	01/03/2012	01/03/2022
		123	245	45.21	01/02/2013	01/02/2023
		0	499	36.55	01/02/2014	01/02/2024
		0	1,866	38.74	05/16/2014	05/16/2024
									300	6,690
Mark R. Bridwell	RYN	881	0	20.11	01/03/2007	01/03/2017
		1,116	0	22.83	01/02/2008	01/02/2018
		1,659	0	14.83	01/02/2009	01/02/2019
		998	0	20.74	01/04/2010	01/03/2020
		602	0	27.22	01/03/2011	01/03/2021
		378	189	32.65	01/03/2012	01/03/2022
		281	561	38.69	01/02/2013	01/02/2023
		0	1,106	31.28	01/02/2014	01/02/2024
		0	4,493	34.98	07/01/2014	07/01/2024
							1,370	38,278
									610	17,043
									6,260	174,904

		Option Awards (5)					Stock Awards (5)
Name		Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
	RYAM	293	0	23.50	01/03/2007	01/03/2017
		372	0	26.68	01/02/2008	01/02/2018
		553	0	17.34	01/02/2009	01/01/2019
		332	0	24.24	01/04/2010	01/03/2020
		200	0	31.81	01/03/2011	01/03/2021
		126	63	38.16	01/03/2012	01/03/2022
		94	186	45.21	01/02/2013	01/02/2023
		0	368	36.55	01/02/2014	01/02/2024
									203	4,527
Christopher T. Corr	RYN	0	7,421	31.28	01/02/2014	01/02/2024
							5,990	167,361
							1,500	41,910
									9,100	254,254
	RYAM	0	2,473	36.55	01/02/2014	01/02/2024
							500	11,150
Shelby L. Pyatt	RYN	1,086	0	27.22	01/03/2011	01/03/2021
		717	359	32.65	01/03/2012	01/03/2022
		398	796	38.69	01/02/2013	01/02/2023
		0	1,566	31.28	01/02/2014	01/02/2024
		0	2,925	34.98	07/01/2014	07/01/2024
							1,930	53,924
										32,690
									5,120	143,053
	RYAM	362	0	31.81	01/03/2011	01/03/2021
		239	119	38.16	01/03/2012	01/03/2022
		133	265	45.21	01/02/2013	01/02/2023
		0	522	36.55	01/02/2014	01/02/2024
									390	8,697
N. Lynn Wilson (6)	RYN
		3,921	0	27.22	01/03/2011	01/07/2016
		5,521	2,761	32.65	01/03/2012	01/07/2016
		2,330	4,660	38.69	01/02/2013	01/07/2016	3,131
		0	14,842	31.28	01/02/2014	01/07/2016	7,587	87,480
								211,981	9,000	251,460
									18,210	508,787
	RYAM
		1,306	0	31.81	01/03/2011	01/07/2016
		1,840	119	38.16	01/03/2012	01/07/2016
		777	265	45.21	01/02/2013	01/07/2016	1,044
		0	522	36.55	01/02/2014	01/07/2016		23,281	3,000	66,900

(1)

Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Rayonier Advanced Materials options issued in connection with the spin-off are subject to the same vesting schedule as the original Rayonier stock options.

(2)

Amounts reflect Rayonier restricted stock awards granted in replacement of 2013 performance shares as follows: Mr. Kiker, 1,820; Mr. Bridwell, 1,370; Mr. Corr, 5,990; Ms. Pyatt, 1,930; and Ms. Wilson, 7,587. These restricted stock awards vest 24 months following the effective date of the spin-off subject to continued employment. Amounts reflect time-based restricted shares with vesting schedules as follows: Mr. Nunes, 85,130 shares scheduled to vest on June 9, 2019; Mr. McHugh, 13,050 shares scheduled to vest on December 12, 2017; Ms. Wilson, 3,131 shares which vested on February 3, 2015.

(3)

Represents awards under the Performance Share Award Program for 2012 and 2014, each with a 36-month performance period. Awards for the relevant performance share program period are immediately vested upon determination of the amount earned. Under the Performance Share Award Program, the actual award value can range from 0% to 200% of target. For the 2012 Performance Share Award Program that ended on December 31, 2014, performance achievement did not meet threshold performance and therefore no shares were earned. See the “Performance Shares” section of the Compensation Discussion and Analysis on page 25. At the time of the spin-off of Rayonier Advanced Materials, the 2013 Performance Share Award Program was cancelled and reissued as time-based restricted stock. These time-based restricted stock awards are reflected in the “Number of Shares or Units of Stock that Have Not Vested” column. The disclosure for the 2012 and 2014 Performance Share Award Programs reflects the target award.

(4)	Value based on the December 31, 2014 closing share price of $27.94 and $22.30 for Rayonier Advanced Materials.

(5)	Shares amounts and option exercise prices shown have been adjusted to reflect the August 2011 3-for-2 stock split, and the June 27, 2014 spin off of Rayonier Advanced Materials, as applicable.

(6)	See below under “Potential Payments Upon Termination or Change in Control” for information regarding the treatment of Ms. Wilson’s equity awards in connection with her resignation.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
David L. Nunes	—	—	—	—
Mark D. McHugh	—	—	—	—
H. Edwin Kiker	2,550	60,027	648	26,924
Mark R. Bridwell	2,000	40,000	387	16,080
Christopher T. Corr	—	—	2,500	69,850
Shelby L. Pyatt	—	—	711	29,542
Paul G. Boynton	—	—	14,904	619,261
Hans E. Vanden Noort	—	—	11,187	464,820
N. Lynn Wilson	—	—	2,592	107,698

(1)

Represents payouts under the 2011 Performance Share Award Program with the exception of Mr. Corr. The amounts shown for Mr. Corr represent vested restricted stock. Not reflected in the table is the vesting of 833 shares of Rayonier Advanced Materials restricted stock with a value of $18,576 (calculated using the closing market price for Rayonier Advanced Materials on the vesting date) that Mr. Corr received in connection with the spin-off.

PENSION BENEFITS

The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at the earliest eligible retirement age. The named executive officers who are not listed in the table are not participants in and have no accumulated benefit under either the Retirement Plan or the Excess Plan. Mr. Boynton and Mr. Vanden Noort were participants in these plans until the time of the spin-off when their pension liability was transitioned to Rayonier Advanced Materials.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year (2) ($)
H. Edwin Kiker	Rayonier Salaried Employees Retirement Plan Rayonier Excess Benefit Plan	12.3 12.3	664,908 163,827	— —
Shelby L. Pyatt	Rayonier Salaried Employees Retirement Plan Rayonier Excess Benefit Plan	11.2 11.2	364,860 33,038	— —
Hans E. Vanden Noort	Rayonier Salaried Employees Retirement Plan Rayonier Excess Benefit Plan		— —	5,295 —

(1)

Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2014. These assumptions include the RP-2014 mortality table and an interest rate of 3.80%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). None of our named executive officers are currently eligible for an unreduced pension. Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

(2)	The amount shown reflects payments made to Mr. Vanden Noort under the Retirement Plan upon his retirement and prior to the spin-off.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. Consistent with our desire that salaried employees take a more active role in saving for retirement, this benefit was replaced by an enhanced retirement contribution under the Rayonier Investment Savings Plan for Salaried Employees for new salaried employees effective January 1, 2006.

For the period through December 31, 2003, the annual pension amounted to two percent of a participant’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of the participant’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the participant’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the participant’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of the participant’s final average compensation for each year of benefit service to a maximum of 40 years.

A participant is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a participant eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a participant eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable). Mr. Kiker is eligible for Standard Early Retirement benefits.

A participant’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the participant’s average annual base salary for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average, plus (2) the participant’s average approved bonus payments for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average.

Rayonier has adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the Tax Code Section 415 limitations or whose benefit is limited on account of the Tax Code Section 401(a)(17) limitation on compensation are participants in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan, however, benefits under the plan will only be accrued to those employees who are affected by the Tax Code limits. We believe the extension of these benefits to executives is consistent with historical and current market practice for companies offering qualified defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Mark R. Bridwell	—	1,418	109	—	2,983
Christopher T. Corr	31,500	—	669	—	32,169
Paul G. Boynton	3,919	3,038	5,208	—	272,138
Hans E. Vanden Noort	—	—	3,929	—	201,235
N. Lynn Wilson	—	7,545	929	—	25,492

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 32.

(2)

To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Rayonier Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. The Company will match such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, the Company will make an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or 0.5% of base salary for employees hired before 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of our defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects our desire that salaried employees take a more active role in planning, saving and investing for retirement. Rayonier contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment.

The Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to tax-qualified 401(k) plans. Participants can contribute up to 6% of total base salary. The Company contributes up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants, and the Rayonier match, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2014 was 3.72%. Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.

The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2014 was 3.99%. Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date.

All named executive officers were eligible to participate in the Excess Savings Plan in 2014. As of December 31, 2014, Mr. Nunes, Mr. McHugh, Mr. Kiker and Ms. Pyatt were not current participants and held no balance under the Excess Savings Plan. Only Mr. Corr currently has amounts deferred under the Excess Base Salary and Bonus Deferral component of the Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential termination or change in control payments to our named executive officers currently employed by Rayonier if a triggering event were to have occurred on December 31, 2014. All payments are as provided under the Executive Severance Pay Plan discussed on page 27 of the Compensation Discussion and Analysis. For Ms. Wilson, the table reflects any payments or benefits paid or provided in connection with her actual termination of employment with Rayonier. Messrs. Boynton and Vanden Noort are not included in the table as they were not entitled to any payments or benefits payable by Rayonier as a result of their cessation of employment with Rayonier.

Name	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Pension / 401(k) Benefit ($) (3)	Medical / Welfare, Tax and Outplacement Benefits ($) (4)	Acceleration of Equity Awards ($) (5)	Other (6)
David L. Nunes
Voluntary termination	—	—		—	—	—
Terminated for cause	—	—		—	—	—
Retirement	—	—		—	—	—
Change in Control (7)	—	—		—	—	—
Involuntary or voluntary for good reason termination after change in control (7)	1,650,240	1,650,240	158,423	69,429	2,775,001	—
Mark D. McHugh
Voluntary termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Change in Control (7)	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control (7)	1,050,000	682,500	89,775	40,233	364,617	—
H. Edwin Kiker
Voluntary termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Change in Control (7)	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control (7)	900,000	549,000	465,259	76,049	336,941	—
Mark R. Bridwell
Voluntary termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Change in Control (7)	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control (7)	550,000	280,500	44,715	57,514	234,753	—
Christopher T. Corr
Voluntary termination		—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Change in Control (7)	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control (7)	960,000	518,400	78,912	66,820	474,675	—
Shelby L. Pyatt
Voluntary termination	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Change in Control (7)	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control (7)	450,000	210,000	150,746	57,320	238,364	—
N. Lynn Wilson
Voluntary termination	—	—	—	—	—	60,801
Terminated for cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Change in Control	—	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control	—	—	—	—	—	—

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Plan (3 times for Tier I, two times for Tier II).

(2)

Represents the applicable tier multiplier (three times for Tier I and two times for Tier II participants) times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)

Represents the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans and three additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)

Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives annual tax and financial planning allowance of $25,000 for Mr. Nunes, and $10,000 for Messrs. McHugh, Kiker, Bridwell, Corr and Ms. Pyatt; and, (iii) up to $30,000 in outplacement services. In February 2015, the Committee approved amendments to the Executive Severance Plan, which eliminated the annual tax and financial planning allowance.

(5)

For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2014 and the option exercise price. Performance share and restricted stock awards were valued using the closing price of the Company stock on December 31, 2014. As discussed under the “2015 Compensation Program Assessment and Changes” section, in February 2015, “single-trigger” acceleration of equity award vesting upon a change in control was eliminated. Accelerated vesting now requires a “double-trigger”, an involuntary not-for-cause or voluntary for good reason termination after a change in control.

(6)

Effective November 7, 2014, Ms. Wilson resigned from her position as Executive Vice President, Forest Resources. In connection with her resignation, Ms. Wilson agreed to provide transitional support to Rayonier through January 7, 2015 (the “On Call Period”). Ms. Wilson is also entitled to payout under the Company’s 2014 Performance Share Award Program, if any, and her restricted stock award, in each case prorated through the end of the On Call Period, continued vesting of her outstanding stock option awards through the end of the On Call Period, and continued health and dental insurance through the end of the On Call Period. She will also have until January 7, 2016 to exercise any vested and outstanding options. The amount reported represents $58,333 of on-call pay for Ms. Wilson for the period of 11/7/2014—1/7/15 and $2,468 associated with continuation of medical/dental coverage for the period of 11/7/14—1/7/15.

(7)

As discussed under the “2015 Compensation Program Assessment and Changes” section, in February 2015, we eliminated excise tax reimbursements. Had a change in control occurred on December 31, 2014, prior to the elimination of this benefit, executives would have been eligible for the following excise tax reimbursements based on a 280G excise tax rate of 20%, 39.6% federal income tax and 2.35% Medicare tax: Mr. Nunes, $2,697,748, Mr. McHugh, $873,336, Mr. Kiker, $846,858, and Mr. Corr, $677,271.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 27, which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table on page 40. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to our tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table on page 39.

A termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by our Board; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.

The Company may condition payment of a portion of an executive’s severance benefits (generally, up to three times base salary) upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging the Company or its products; competing directly with the Company; inducing clients from reducing or terminating their business with the Company; or inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by the Company to enforce such covenants.

Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Tax Code Section 409A, which regulates deferred compensation. The Company has established two rabbi trusts related to the Executive Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Plan were the Company not to meet its obligations. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Plan.

DIRECTOR COMPENSATION

Overview

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Non-management director compensation is set by the Board at the recommendation of the Nominating Committee.

2015 / 2016 Changes to Director Compensation

Following the spin-off of Rayonier Advanced Materials in June 2014, our Nominating Committee engaged an independent compensation advisor, Farient Advisors, LLC, to conduct a comprehensive review and assessment of our non-management director compensation program. This assessment was completed in coordination with the Compensation Committee’s assessment of the Company’s compensation programs and practices for executive officers, as described in the CD&A of this Proxy Statement. Following the assessment of director compensation, changes were made to the director compensation program for the 2015-2016 annual compensation period, namely to reduce the aggregate annual target compensation for directors by eliminating fees for attending individual meetings, or “per meeting” fees, and substituting retainers for committee service. The following summarizes the changes from the 2014-2015 program:

•	directors will continue to receive an annual cash retainer of $55,000, but will no longer receive “per meeting” fees;

•

members of the Audit, Compensation and Nominating Committees will receive annual cash retainers of $13,500, $7,500 and $5,000, respectively, and will no longer receive “per meeting” fees for committee meetings;

•

the additional annual cash retainers for the chairs of the Audit, Compensation and Nominating Committees will be reduced, respectively, from $20,000 to $18,000, $15,000 to $10,000, and $10,000 to $6,000;

•	cash fees for individual business trips taken at the request of the Company will be eliminated;

•	the annual cash retainer for the Chairman of the Board will be reduced from $65,000 to $55,000; and

•	the annual stock grant to directors will vest upon issuance but will be required to be held until the earlier of four years from the date of issuance or a director’s departure from the Board.

2014 / 2015 Compensation Paid to Non-Management Directors

For the 2014-2015 period, each non-management director received the following cash compensation (prorated for partial year service): (i) an annual cash retainer of $55,000, payable in equal quarterly installments; (ii) an additional annual cash retainer of $65,000 for the Chairman of the Board (and prior to the spin-off of Rayonier Advanced Materials, an annual cash retainer of $25,000 for our Lead Director); (iii) an additional annual cash retainer of $20,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair and $10,000 for the Nominating Committee chair; (iv) meeting fees of: (A) $2,000 per Board meeting attended, (B) $2,000 per Audit Committee meeting attended, and (C) $1,500 per Committee meeting attended, other than the Audit Committee; (v) $2,000 for each trip taken at the request of management to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (vi) $2,000 for any other business trip taken at the request of management. The fee for a director participating by telephone in a non-telephonic meeting of the Board or any Committee was half of the otherwise applicable fee. The 2014-2015 director compensation program allows directors to defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).

For the 2014-2015 period, each non-management director also received a restricted stock award equivalent to $95,000 based on grant date value (which was prorated for partial year service), vesting on the earlier of the first anniversary of the date of grant or the next annual meeting if the director has not voluntarily left the Board prior to such date. Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate.

Other Compensation and Benefits

The Directors’ Charitable Award Program, established in 1995, and discontinued for new directors effective January 1, 2004, allowed directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company. Mr. Townsend, who resigned from our Board on June 27, 2014 upon the spin-off of our performance fibers business, was the only remaining director who participated in this program in 2014. Ten retired directors also participated. The Company had acquired joint life insurance contracts on the lives of eligible participants, the proceeds of which were to fund the program. Directors received no financial benefit from this program since the charitable deduction and insurance proceeds accrued solely to the Company. In connection with the spin-off of our performance fibers business in June 2014, all obligations and assets related to this program were transferred to Rayonier Advanced Materials.

Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2014 for all individuals serving on our Board of Directors at any time during 2014.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Blumberg, John A.	58, 272		83,594		—	141,866
Fraser, Dod A.	75,916		83,594		—	159,510
Jones, Scott R.	61,772		83,594		—	145,366
Kincaid, Richard D.	166,449	(4)	95,026		3,082	264,557
Lincoln, Blanche L.	59,772		83,594		—	143,366
Martin, V. Larkin	129,000		95,026		3,082	227,108
Nunes, David L. (5)	—		—		—	—
Oskin, David W.	125,000		95,026		3,082	223,108
Boynton, Paul G. (3)	—		—		—	—
Brown, II, C. David	65,500	(4)	95,026		3,082	163,608
Bush, John E. (6)	110,500			(6)	3,082	113,582
Gaumond, Mark E.	56,500		95,026		3,082	154,608
Miller, James H.	54,500		95,026		3,082	152,608
Morgan, Thomas I.	51,000		95,026		3,082	149,108
Townsend, Ronald	58,000		95,026		3,082	156,108

(1)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 98 “Incentive Stock Plans” included in the notes to financial statements in our 2014 Annual Report on Form 10-K. Awards to Brown, Bush, Gaumond, Kincaid, Martin, Miller, Morgan, Oskin and Townsend reflect the May 2014 awards of 2,107 shares of restricted stock to each director. Awards to Blumberg, Fraser, Jones and Lincoln reflect the July 2014 awards of 2,385 shares of restricted stock to each director.

(2)	Represents accrued dividends and interest on restricted stock awards paid during 2014.

(3)

Mr. Boynton, as an executive officer of Rayonier from January 1, 2014 through June 27, 2014, was not compensated for service as a director. See the Summary Compensation Table on page 32 for compensation information relating to Mr. Boynton during 2014.

(4)	Includes $12,500 in Lead Director fees for Mr. Brown from January 1, 2014 through June 27, 2014 and $38,449 in Chairman fees for Mr. Kincaid from June 27, 2014 through December 31, 2014.

(5)

Mr. Nunes, as an executive officer of Rayonier from June 27, 2014 through December 31, 2014, was not compensated for service as a director. See the Summary Compensation Table on page 32 for compensation information relating to Mr. Nunes during 2014.

(6)	Mr. Bush’s May 2014 award of 2,107 shares of restricted stock was forfeited upon his retirement as a director effective December 31, 2014.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc 100 East Pratt Street Baltimore, Maryland 21202	12,490,761	(1)	9.8%
BlackRock, Inc 55 East 52nd Street New York, NY 10022	10,037,271	(2)	7.9%
JP Morgan Chase & Co 270 Park Avenue New York, NY 10017	8,170,578	(3)	6.4%
Southeastern Asset Management, Inc 6410 Poplar Avenue Suite 900 Memphis, TN 38119	7,774,721	(4)	6.1%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	7,727,777	(5)	6.09%

(1)

Holdings and percent of class as of December 31, 2014, as reported to the SEC on Schedule 13G on February 12, 2015, indicating sole voting power over 2,971,150 shares and sole dispositive power over all shares.

(2)

Holdings and percent of class as of December 31, 2014, as reported to the SEC on Schedule 13G/A on January 23, 2015, indicating sole voting power over 9,248,996 shares and dispositive power over all shares.

(3)

Holdings and percent of class as of December 31, 2014, as reported to the SEC on Schedule 13G on February 2, 2015, indicating sole voting power over 8,015,941 shares, sole dispositive power over 8,170,467 shares and shared dispositive power over 111 shares.

(4)

Holdings and percent of class as of December 31, 2014, and reported to the SEC on Schedule 13G on February 13, 2015, indicating sole voting power over 48,200 shares, sole dispositive power over 146,800 shares and shared dispositive power over 7,627,921 shares.

(5)

Holdings and percent of class as of December 31, 2014, as reported to the SEC on Schedule 13G/A on February 10, 2015, indicating sole voting power over 116,132 shares, sole dispositive power over 7,620,803 shares and shared dispositive power over 106,974 shares.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the Common Shares beneficially owned as of March 1, 2015, except as otherwise disclosed below, by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Shares listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (1)	(D) Sum of Columns (A) and (C) as Percent of Class
John A. Blumberg	2,385	(3)	*	-0-	*
Dod A. Fraser	2,385	(3)	*	-0-	*
Scott R. Jones	2,385	(3)	*	-0-	*
Richard D. Kincaid	22,275	(3)	*	-0-	*
Bernard Lanigan, Jr.	6,840		*	-0-	*
Blanche L. Lincoln	2,385	(3)	*	-0-	*
V. Larkin Martin	15,969	(3)	*	-0-	*
David L. Nunes	125,463	(2)(3)	*	-0-	*
David W. Oskin	12,367	(3)	*	-0-	*
Andrew G. Wiltshire	-0-		*	-0-	*
Mark R. Bridwell	8,848	(2)(3)	*	6,753	*
Christopher T. Corr	9,637	(2)(3)	*	2,474	*
H. Edwin Kiker	19,851	(2)(3)	*	4,387	*
Mark D. McHugh	13,050	(2)(3)	*	-0-	*
Shelby L. Pyatt	5,021	(2)(3)	*	3,480	*
Paul G. Boynton	318,299	(4)	*	168,217	*
Hans E. Vanden Noort	223,324	(5)	*	108,969	*
N. Lynn Wilson	36,255	(6)	*	11,772	*
Directors and executive officers as a group (16 persons)(7)	258,988		*	26,068	*

*	Less than 1%.

(1)

Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after March 1, 2015 are deemed to be beneficially owned as of March 1, 2015.

(2)

Includes the following share amounts allocated under the Savings Plan as follows: Mr. Nunes, 333; Mr. Bridwell, 1,692; Mr. Corr, 331; Mr. Kiker, 15,764; and Ms. Pyatt, 2,396. The total for all directors and executive officers as a group, excluding Ms. Wilson and Messrs. Boynton and Vanden Noort, is 29,645.

(3)

Includes outstanding unvested restricted stock awards as follows: Ms. Martin and Messrs. Kincaid and Oskin, 2,107; Ms. Lincoln and Messrs. Blumberg, Fraser and Jones, 2,385; Mr. Nunes, 85,130; Mr. Bridwell, 1,370; Mr. Corr, 7,490; Mr. Kiker, 1,820; Mr. McHugh, 13,050; and Ms. Pyatt, 1,930. The total for all directors and executive officers as a group, excluding Ms. Wilson and Messrs. Boynton and Vanden Noort, is 127,651.

(4)

Represents the latest information available to the Company and includes shares allocated under the Savings Plan in the amount of 11,372, which information is as of the effective date of the Company’s spin-off of Rayonier Advanced Materials effective June 27, 2014.

(5)

Represents the latest information available to the Company and includes shares allocated under the Savings Plan in the amount of 7,807, of which information is as of the date of his retirement effectively April 30, 2014.

(6)

Represents the latest information available to the Company and includes shares allocated under the Savings Plan in the amount of 6,010, which information is as of the date of her resignation effective November 7, 2014.

(7)

Does not include Mr. Vanden Noort, the Company’s former Senior Vice President and Chief Financial Officer, who retired in April 2014, Mr. Boynton, who resigned from his position as Chairman, President and Chief Executive Officer in June 2014 or Ms. Wilson, who resigned from her position as Executive Vice President, Forest Resources in November 2014.

Under our Insider Trading Policy, our directors, executive officers and other key employees are not permitted to hedge or offset any decrease in the market value of our Common Shares through financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, to hold their ownership interests in our Common Shares in a margin account or to otherwise pledge their Common Shares as collateral for a loan. Consistent with the policy, none of our directors, director nominees, executive officers or other key employees has entered into any such pledge or hedging transactions with regard to his or her ownership of our common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2014 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Shares have complied with the reporting requirements of Section 16(a), except with respect to a Form 4 that was filed late for Mr. Corr on January 21, 2015 reporting the withholding by the Company of 684 Common Shares for personal tax liability upon the vesting of a restricted stock award.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our October 2005 and August 2011 3-for-2 stock splits and the June 2014 spin-off of Rayonier Advanced Materials.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,800,177	(1)	$27.25	6,214,167	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,800,177		$27.25	6,214,167

(1)

Consists of 1,382,129 outstanding stock options awarded under the 2004 Incentive Stock Plan and the Rayonier Incentive Stock Plan and 418,048 performance shares (assuming maximum payout) awarded under the Rayonier Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares into account.

(2)	Consists of shares available for future issuance under the Rayonier Incentive Stock Plan.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office for such terms as determined by the Board. The information set forth below includes the current executive officers of the Company who are not also serving as directors.

Mark D. McHugh, 39, Senior Vice President and Chief Financial Officer—Mr. McHugh was appointed Senior Vice President and Chief Financial Officer in December 2014. He was previously Managing Director in the Real Estate Investment Banking group at Raymond James, where he worked since 2008. Prior to joining Raymond James, Mr. McHugh was a Director in the Paper & Forest Products Group at Credit Suisse, where he worked from 2000 to 2008. Mr. McHugh received his BSBA in Finance from the University of Central Florida and his JD from Harvard Law School.

Mark R. Bridwell, 53, Vice President, General Counsel and Corporate Secretary—Mr. Bridwell was promoted to Vice President and General Counsel in June 2014 and assumed the role of Corporate Secretary in March 2015. He joined the Company in 2006 as Associate General Counsel for Performance Fibers. In 2009, he became Associate General Counsel for Timber and Real Estate and in 2012 was promoted to Assistant General Counsel for Land Resources. Prior to joining Rayonier, Mr. Bridwell served as counsel for six years at Siemens Corporation. Previously, he was an attorney for five years with the international law firms of Jones, Day, Reavis & Pogue and Seyfarth, Shaw, Fairweather & Geraldson. From 1993 to 1995, Mr. Bridwell served as a law clerk to the Hon. Julie E. Carnes in the United States District Court for the Northern District of Georgia. Mr. Bridwell has a BSBA in Finance from the University of Central Florida, and an MBA and JD from Emory University.

Christopher T. Corr, 51, Senior Vice President, Real Estate and Public Affairs and President, TerraPointe Services, Inc.—Mr. Corr joined the Company in July 2013 as Senior Vice President, Real Estate and President,

TerraPointe Services, Inc. Prior to joining Rayonier, Mr. Corr served as Executive Vice President, Buildings and Places for AECOM from 2008 to 2013. Prior to that, Mr. Corr held various positions with the St. Joe Company between 1998 and 2008, most recently as Executive Vice President. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company. Mr. Corr has also served in a number of positions in state government, including as a member of the Florida House of Representatives from 1990 to 1992. He holds a Bachelor of Arts degree from the University of Florida and has completed programs with the Harvard Real Estate Institute and the Wharton School of Business at University of Pennsylvania.

Douglas M. Long, 44, Vice President, U.S. Operations—Mr. Long was appointed to the newly-created position of Vice President, U.S. Operations in November 2014. Prior to such appointment, Mr. Long served as Director, Atlantic Region, U.S. Forest Resources. He joined the Company in 1995 as a GIS Forestry Analyst and has held multiple positions of increasing responsibility within the forestry division. Mr. Long holds bachelor’s and master’s degrees in Forest Resources and Conservation from the University of Florida.

Shelby L. Pyatt, 44, Vice President, Human Resources—Ms. Pyatt was named Vice President, Human Resources in July 2014. Ms. Pyatt joined Rayonier in 2003 as Manager, Compensation and became Director, Compensation and Employee Services in 2006. She was named Director, Compensation, Benefits and Employee Services in 2009 before being promoted to her current position. Prior to joining Rayonier, Ms. Pyatt held human resources positions with international transportation company CSX Corporation and Barnett Bank. She holds a bachelor’s degree in Business Management.

ITEM 2—ADVISORY VOTE ON “SAY ON PAY”

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the requirements of Section 14A of the Exchange Act and related SEC rules, and the preference expressed by a majority of our shareholders, we are providing shareholders with an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis beginning on page 17, and in the tables and other narrative disclosure in this Proxy Statement.

As described in detail in such disclosures, our executive compensation programs are designed to focus our senior leaders on the creation of long-term shareholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards. We believe this properly aligns the interests of our executives with those of our shareholders, and with the long-term interests of the Company.

This proposal provides shareholders with the opportunity to endorse or not endorse our compensation arrangements for named executives through the following resolution:

“RESOLVED, that the Company’s Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and related material).”

While this vote is not binding on our Board of Directors, the Board values the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 26, 2015, the Audit Committee appointed Ernst & Young as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. Although submission of the appointment for ratification by the shareholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2015.

Ernst & Young has served as the Company’s independent registered public accounting firm since 2012. In determining whether to reappoint Ernst & Young, the Audit Committee considered, among other things:

•	the scope of and overall plans for the annual audit;

•	the pre-approved non-audit services that Ernst & Young provides to the Company and related fees to ensure their compatibility with Ernst & Young’s independence;

•	the appropriateness of Ernst & Young’s fees;

•	Ernst & Young’s historical and recent performance on the Company’s audit;

•	Ernst & Young’s tenure as our independent auditor and the benefits of having a long-tenured auditor; and

•	Ernst & Young’s independence from the Company and management.

Representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is currently composed of five directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on the Company’s website at www.rayonier.com.

The Company’s management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2014 with management and its independent registered public accounting firm;

2.

The Audit Committee has discussed with its independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61, as amended, supplemented or superseded (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T;

3.

The Audit Committee has received from and discussed with its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with audit committees concerning independence, and held discussions with its independent registered public accounting firm regarding its independence; and

4.

Based upon the review and discussions described in paragraphs (1) through (3) above, and the Audit Committee’s discussions with management, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

This report is furnished by the members of the Audit Committee.

Dod A. Fraser, Chair
Richard D. Kincaid
Scott R. Jones
Sen. Blanche L. Lincoln
V. Larkin Martin

Audit Committee Financial Expert

The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Dod A. Fraser and Richard D. Kincaid are independent of management and qualify as audit committee financial experts.

Information Regarding Independent Registered Public Accounting Firm

Ernst & Young has served as the Company’s independent registered public accounting firm since May 22, 2012. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its shareholders.

Ernst & Young billed the Company the following fees for services performed in fiscal 2014 and 2013:

	2014	2013
Audit fees	$2,845,099	$1,261,093
Audit-related fees	963,631	963,710
Tax fees	718,948	731,807
All other fees	—	1,995

	$4,527,678	$2,958,605

Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, audit of the income tax accrual, accounting research and consents for SEC filings. The amount for 2014 reflects increased fees of approximately $2,380,000 as a result of the Company’s spin-off of Rayonier Advanced Materials and the Company’s restatements.

Audit-related services include services such as internal control reviews, employee benefit plan audits and transaction-related fees.

Tax fees include income tax services other than those directly related to audit of the tax accrual.

All other fees includes any other products or services provided other than the services reported in the first three categories. Such services include a subscription to an accounting research tool.

The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and allowable non-audit services and associated fees for any individual engagement for which fees are less than $10,000. Any such pre-approval of services and fees by the Chairman are reported to the full Audit Committee at its next regular meeting. All of the fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chairman of the Audit Committee under the noted delegation of authority.

MISCELLANEOUS

Annual Report

A copy of our Annual Report, which includes the 2014 Annual Report on Form 10-K (without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2014 Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:

Rayonier Inc.
Shareholder Relations
225 Water Street
Suite 1400
Jacksonville, FL 32202, USA

Delivery of Materials to Shareholders Sharing an Address

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that shareholder may do so by contacting Broadridge Householding Department via telephone at 1-800-542-1061 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any shareholder currently sharing an address with another shareholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS
Mark R. Bridwell
Vice President, General Counsel and Corporate Secretary

APPENDIX A

Rayonier Audit Committee

Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.

The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.

When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans,

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and

f.	Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

A-1

Rayonier Inc. 225 Water Street Suite 1400 Jacksonville, Florida 32202 Attn: Laura L. Davis

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1	Richard D. Kincaid		☐	☐	☐
2	John A. Blumberg		☐	☐	☐
3	Dod A. Fraser		☐	☐	☐	3 Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2015		For ☐	Against ☐	Abstain ☐
4	Scott R. Jones		☐	☐	☐
5	Bernard Lanigan, Jr.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
6	Blanche L. Lincoln		☐	☐	☐
7	V. Larkin Martin		☐	☐	☐
8	David L. Nunes		☐	☐	☐
9	Andrew G. Wiltshire		☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain
2	Approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in the proxy statement		☐	☐	☐

Please sign your name where indicated below, including any joint owners. If signing as an attorney, executor, administrator or other fiduciary, please give your full title. If signing as an entity, please have an authorized signatory sign in full corporate or partnership name.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — —  — — — —  — — — — — —  — — — —  — — — — — — — — — — — — — — — —

RAYONIER INC.
Annual Meeting of Shareholders
May 14, 2015 4:00 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize DAVID L. NUNES, MARK R. BRIDWELL AND MARK D. MCHUGH, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees and the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Shareholders of Rayonier to be held at the Hyatt Regency Jacksonville Riverfront Hotel, Jacksonville, Florida on Thursday, May 14, 2015 at 4:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The shares represented by this proxy when properly executed by the Shareholder(s) will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees and “FOR” proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)